Exhibit 10.1

EXECUTION COPY

$1,000,000,000

364-DAY CREDIT AGREEMENT

dated as of September 12, 2018

among

STANLEY BLACK & DECKER, INC.,

as Initial Borrower

and

THE INITIAL LENDERS NAMED HEREIN,

as Initial Lenders

and

CITIBANK, N.A.,

as Administrative Agent

CITIBANK, N.A.,

JPMORGAN CHASE BANK, N.A.,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

and

WELLS FARGO SECURITIES, LLC,

as Lead Arrangers and Book Runners

JPMORGAN CHASE BANK, N.A.,

BANK OF AMERICA, N.A.

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Syndication Agents

TABLE OF CONTENTS

		Page

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01	Certain Defined Terms	1
SECTION 1.02	Computation of Time Periods; Terms Generally	18
SECTION 1.03	Accounting Terms	18

ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES

SECTION 2.01	The Commitment	19
SECTION 2.02	Making the Advances	20
SECTION 2.03	Fees	22
SECTION 2.04	Continuation and Conversion	23
SECTION 2.05	Interest on Advances	23
SECTION 2.06	Additional Interest on Eurocurrency Rate Advances	24
SECTION 2.07	Repayment; Prepayment of Advances; Etc.	24
SECTION 2.08	Increased Costs	26
SECTION 2.09	Payments and Computations	27
SECTION 2.10	Taxes	30
SECTION 2.11	Promissory Notes	31
SECTION 2.12	Use of Proceeds of Advances	31
SECTION 2.13	Defaulting Lenders	31
SECTION 2.14	Borrowings by Designated Borrowers	32
SECTION 2.15	European Monetary Union	34

ARTICLE III

CONDITIONS TO EFFECTIVENESS AND LENDING

SECTION 3.01	Condition Precedent to Effectiveness	35
SECTION 3.02	Conditions Precedent to Each Borrowing and Term Loan Election	36

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01	Representations and Warranties of the Company	37

ARTICLE V

COVENANTS OF THE COMPANY

SECTION 5.01	Affirmative Covenants	39

i

ii

SECTION 9.02	Acknowledgments, Waivers and Consents	68
SECTION 9.03	Reinstatement	71
SECTION 9.04	Subrogation	71
SECTION 9.05	Remedies	71
SECTION 9.06	Payments	71

SCHEDULE I	COMMITMENTS
SCHEDULE II	DESIGNATED BORROWER JURISDICTIONS
EXHIBIT A	FORM OF NOTICE OF BORROWING
EXHIBIT B	FORM OF NOTICE OF CONVERSION OR CONTINUATION
EXHIBIT C-1	FORM OF OPINION OF COUNSEL TO THE COMPANY
EXHIBIT C-2	FORM OF OPINION OF SPECIAL NEW YORK COUNSEL TO THE ADMINISTRATIVE AGENT
EXHIBIT D	FORM OF ASSIGNMENT AND ASSUMPTION
EXHIBIT E	FORM OF NOTE
EXHIBIT F	FORM OF DESIGNATION LETTER
EXHIBIT G	FORM OF TERMINATION LETTER

iii

364-DAY CREDIT AGREEMENT

This 364-DAY CREDIT AGREEMENT (as amended, supplemented or otherwise modified from time to time, the “Agreement”) is made as of September 12, 2018 between STANLEY BLACK & DECKER, INC., a Connecticut corporation (the “Company”), the banks, financial institutions and other institutional lenders (the “Initial Lenders”) listed on the signature pages hereof, and CITIBANK, N.A. (“Citibank”), as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders (as hereinafter defined).

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Acquiring Person” means any person (other than the ESOP) who is or becomes the beneficial owner, directly or indirectly, of 10% or more of the Company’s outstanding common stock.

“Administrative Agent’s Account” means, with respect to any Currency, the account of the Administrative Agent maintained by the Administrative Agent for such Currency and most recently designated by it by notice to the Lenders and the Company.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Advance” means an advance by a Lender to a Borrower as part of a Borrowing and refers to a Base Rate Advance or a Eurocurrency Rate Advance, each of which shall be a “Type” of Advance. For the purposes of determining the unutilized amount of each Lender’s Commitment at any time, the amount of each Advance of such Lender that is outstanding in an Alternate Currency shall be deemed to be the Dollar Equivalent of the amount of such Advance.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Alternate Currency” means Euros.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Company or any of its Affiliates from time to time concerning or relating to bribery or corruption, including, but not limited to, the United Kingdom Bribery Act 2010 and the U.S. Foreign Corrupt Practices Act of 1977.

“Anti-Money Laundering Laws” means the Patriot Act, the Money Laundering Control Act of 1986, the Bank Secrecy Act, and the rules and regulations promulgated thereunder, and corresponding laws of the jurisdictions in which the Company or any of its Subsidiaries operates or in which the proceeds of the Loans will be used.

364-DAY CREDIT AGREEMENT

“Applicable Base Rate Margin” means, on any day, a rate per annum equal to the higher of (a) the Applicable Eurocurrency Margin for such day minus 1.00% and (b) 0.00%.

“Applicable Commitment Fee Rate” means, on any date, a rate per annum equal to

(i) 0.030% if on such date the Company’s outstanding Long-Term Indebtedness is rated A+ or higher by S&P, A1 or higher by Moody’s, or A+ or higher by Fitch,

(ii) 0.040% if on such date clause (i) is inapplicable and the Company’s outstanding Long-Term Indebtedness is rated A or higher by S&P, A2 or higher by Moody’s, or A or higher by Fitch,

(iii) 0.060% if on such date clauses (i) and (ii) are inapplicable and the Company’s outstanding Long-Term Indebtedness is rated A- or higher by S&P, A3 or higher by Moody’s, or A- or higher by Fitch,

(iv) 0.095% if on such date clauses (i), (ii) and (iii) are inapplicable and the Company’s outstanding Long-Term Indebtedness is rated BBB+ or higher by S&P, Baa1 or higher by Moody’s, or BBB+ or higher by Fitch, and

(v) 0.120% if on such date clauses (i), (ii), (iii) and (iv) are inapplicable (including if such Long-Term Indebtedness is no longer rated by any agency);

provided that if the respective levels of the Company’s outstanding Long-Term Indebtedness credit ratings differ, the “Applicable Commitment Fee Rate” will be determined based on, (a) if two of the ratings are at the same level and the other rating is higher or lower than those same ratings, the level corresponding to the two same ratings shall apply and (b) if each of the three ratings falls within different levels, then the level corresponding to the rating that is in between the highest and the lowest ratings shall apply.

“Applicable Eurocurrency Margin” means, on any date for each Eurocurrency Rate Advance, the rate per annum equal to the Credit Default Rate Spread on the applicable Spread Determination Date; provided, that the Applicable Eurocurrency Margin shall in no event be less than a rate per annum equal to the Floor or greater than a rate per annum equal to the Cap.

Notwithstanding anything else to the contrary in this definition of “Applicable Eurocurrency Margin”, the Applicable Eurocurrency Margin shall be the rate per annum equal to the Cap from and after the Term Loan Conversion Date.

“Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of a Base Rate Advance and such Lender’s Eurocurrency Lending Office in the case of a Eurocurrency Rate Advance.

364-DAY CREDIT AGREEMENT

“Approved Electronic Communications” means each Communication that any Loan Party is obligated to, or otherwise chooses to, provide to the Administrative Agent pursuant to any Loan Document or the transactions contemplated therein, including any financial statement, financial and other report, notice, request, certificate and other information material; provided, however, that, solely with respect to delivery of any such Communication by any Loan Party to the Administrative Agent and without limiting or otherwise affecting either the Administrative Agent’s right to effect delivery of such Communication by posting such Communication to the Approved Electronic Platform or the protections afforded hereby to the Administrative Agent in connection with any such posting, “Approved Electronic Communication” shall exclude (i) any notice of borrowing, letter of credit request, swing loan request, notice of conversion or continuation, and any other notice, demand, communication, information, document and other material relating to a request for a new, or a conversion or continuation of an existing, Borrowing, (ii) any notice pursuant to Section 2.07(a) and Section 2.07(b) and any other notice relating to the payment of any principal or other amount due under any Loan Document prior to the scheduled date therefor, (iii) all notices of any Default or Event of Default and (iv) any notice, demand, communication, information, document and other material required to be delivered to satisfy any of the conditions set forth in Article 3 or any other condition to any Borrowing or other extension of credit hereunder or any condition precedent to the effectiveness of this Agreement.

“Approved Electronic Platform” has the meaning provided in Section 8.02(b).

“Assignment and Assumption” means an Assignment and Assumption accepted by the Administrative Agent, and the Company where applicable, in substantially the form of Exhibit D hereto.

“Attributable Debt” means, in respect of any lease transaction described in Section 5.02(c), as of the date of determination, the lesser of (i) the sale price of the property so leased multiplied by a fraction the numerator of which is the remaining portion of the base term of the lease included in such transaction and the denominator of which is the base term of such lease, and (ii) the total obligation (discounted to present value at the implicit interest factor, determined in accordance with generally accepted financial practice, included in the rental payments or, if such interest factor cannot readily be determined, at a rate of interest of 10 % per annum, compounded semi-annually) of the lessee for rental payments (other than amounts required to be paid on account of property taxes as well as maintenance, repairs, insurance, water rates and other items which do not constitute payments for property rights) during the remaining portion of the base term of the lease included in such transaction.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

364-DAY CREDIT AGREEMENT

“Base Rate” means a fluctuating interest rate per annum as shall be in effect from time to time, which rate per annum shall at all times be equal to the highest of:

(a) the rate of interest announced publicly by the Reference Bank in New York, New York, from time to time, as its base rate;

(b) 1/2 of one percent per annum above the Federal Funds Rate; and

(c) the rate equal to the Eurocurrency Rate for a Dollar denominated Advance having an Interest Period of one month determined for each day that a Base Rate Loan is outstanding (and in respect of any day that is not a London Banking Day, such rate as in effect on the immediately preceding London Banking Day) plus 1.00% per annum.

“Base Rate Advance” means an Advance denominated in Dollars that bears interest as provided in Section 2.05(a).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Borrowers” means, collectively, the Company and each Designated Borrower.

“Borrowing” means a borrowing consisting of simultaneous Advances of the same Type made by each of the Lenders to a Borrower pursuant to Section 2.01.

“Business Day” means a day of the year (a) on which banks are not required or authorized to close in New York City, (b) if the applicable Business Day relates to any Eurocurrency Rate Advances, on which dealings in Dollars are carried on in the London interbank market, and (c) if such day relates to a Borrowing of, or a payment or prepayment of principal of or interest on or an Interest Period for an Advance denominated in Euros, or a notice with respect thereto, that is also a TARGET Day.

“Cap” means, on any date, a rate per annum equal to

(i) 0.875% if on such date the Company’s outstanding Long-Term Indebtedness is rated A+ or higher by S&P, A1 or higher by Moody’s, or A+ or higher by Fitch,

(ii) 1.000% if on such date clause (i) is inapplicable and the Company’s outstanding Long-Term Indebtedness is rated A or higher by S&P, A2 or higher by Moody’s, or A or higher by Fitch,

(iii) 1.125% if on such date clauses (i) and (ii) are inapplicable and the Company’s outstanding Long-Term Indebtedness is rated A- or higher by S&P, A3 or higher by Moody’s, or A- or higher by Fitch,

364-DAY CREDIT AGREEMENT

(iv) 1.250% if on such date clauses (i), (ii) and (iii) are inapplicable and the Company’s outstanding Long-Term Indebtedness is rated BBB+ or higher by S&P, Baa1 or higher by Moody’s, or BBB+ or higher by Fitch, and

(v) 1.500% if on such date clauses (i), (ii), (iii) and (iv) are inapplicable (including if such Long-Term Indebtedness is no longer rated by any agency);

provided that if the respective levels of the Company’s outstanding Long-Term Indebtedness credit ratings differ, the “Cap” will be determined based on, (a) if two of the ratings are at the same level and the other rating is higher or lower than those same ratings, the level corresponding to the two same ratings shall apply and (b) if each of the three ratings falls within different levels, then the level corresponding to the rating that is in between the highest and the lowest ratings shall apply.

“Capital Lease” means any lease of property, real or personal, the obligations under which are capitalized on the consolidated balance sheet of the Company and its Subsidiaries.

“Change of Control” means, with respect to the Company, the occurrence of any event, act or condition which results in either (i) any Person other than the ESOP becoming the beneficial owner, directly or indirectly, of 30% or more of the outstanding common stock of the Company or (ii) individuals who constitute the Continuing Directors ceasing for any reason to constitute at least the majority of the Board of Directors of the Company.

“Citibank” has the meaning specified in the first paragraph of this Agreement.

“Commitment” means, with respect to any Lender, the amount specified opposite such Lender’s name on Schedule I hereto or, if such Lender has entered into any Assignment and Assumption or Additional Commitment Agreement, set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 8.07(c), as such amount may be increased or reduced pursuant to Sections 2.01(b). The aggregate amount of the Commitments on the date hereof is $1,000,000,000.

“Communications” means each notice, demand, communication, information, document and other material provided for hereunder or under any other Loan Document or otherwise transmitted between the parties hereto relating to this Agreement, the other Loan Documents, any Loan Party or its Affiliates, or the transactions contemplated by this Agreement or the other Loan Documents including, without limitation, all Approved Electronic Communications.

“Company” has the meaning specified in the first paragraph of this Agreement.

“Consolidated Net Worth” means the excess over current liabilities of all assets properly appearing on a consolidated balance sheet of the Company and its Subsidiaries after deducting the minority interests of others in Subsidiaries.

364-DAY CREDIT AGREEMENT

“Consolidated Subsidiary” means at any date any Subsidiary or other entity the financial statements of which would, under GAAP, be consolidated with those of the Company in its consolidated financial statements as of such date.

“Contingent Obligation” as to any Person means any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Continuing Director” means any member of the Board of Directors of the Company on the date of this Agreement and any successor to a Continuing Director who is recommended or approved to succeed a Continuing Director by a majority of Continuing Directors who are then members of the Board of Directors of the Company.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Default Rate Spread” means the one-year credit default swap mid-rate spread of the Company established on the most recent Spread Determination Date and based on the credit default swap mid-rate spreads specified by Markit Group Ltd., determined on the Spread Determination Date.

If at any time the Credit Default Rate Spread cannot be determined or is otherwise unavailable, the Company and the Required Lenders shall negotiate in good faith (for a period of up to thirty days after the Credit Default Rate Spread first becomes unavailable (such thirty-day period, the “Negotiation Period”)) to agree on an alternative method for establishing the Credit Default Rate Spread. The Credit Default Rate Spread at any date of determination thereof which falls during the Negotiation Period shall be based upon the then most recently available quote provided by Markit Group Limited (or any successor thereto) of the Credit Default Rate Spread. If no such alternative method is agreed upon during the Negotiation Period, the Credit Default Rate Spread at any date of determination subsequent to the end of the Negotiation Period shall be a rate per annum equal to the applicable Cap.

364-DAY CREDIT AGREEMENT

“Currency” means either Dollars or an Alternate Currency.

“Default” means an event which would constitute an Event of Default but for the giving of notice, the lapse of time or both.

“Defaulting Lender” means at any time, subject to Section 2.13(c), (i) any Lender that has failed for two or more Business Days to comply with its obligations under this Agreement to make an Advance, unless such Lender has notified the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding has not been satisfied (which conditions precedent, together with the applicable default, if any, will be specifically identified in such writing), (ii) any Lender that has notified the Administrative Agent or the Company in writing, or has stated publicly, that it does not intend to comply with its funding obligations hereunder, (iii) any Lender that has defaulted on its funding obligations under other loan agreements or credit agreements generally or that has notified, or whose Parent Company has notified, the Administrative Agent or the Company in writing, or has stated publicly, that it does not intend to comply with its funding obligations under loan agreements or credit agreements generally, (iv) any Lender that has, for three or more Business Days after written request of the Administrative Agent or the Company, failed to confirm in writing to the Administrative Agent and the Company that it will comply with its prospective funding obligations hereunder (provided that such Lender will cease to be a Defaulting Lender pursuant to this clause (iv) upon the Administrative Agent’s and the Company’s receipt of such written confirmation), or (v) any Lender with respect to which a Lender Insolvency Event has occurred and is continuing with respect to such Lender or its Parent Company. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any of clauses (i) through (v) above will be conclusive and binding absent manifest error, and such Lender will be deemed to be a Defaulting Lender (subject to Section 2.13(c)) upon notification of such determination by the Administrative Agent to the Company and the Lenders.

“Designated Borrowers” means any Subsidiary of the Company as to which a Designation Letter has been delivered to the Administrative Agent in accordance with and together with the other documents required by Section 2.14, and no Termination Letter has been delivered to the Administrative Agent thereunder.

“Designation Letter” has the meaning provided in Section 2.14.

“Dollar Equivalent” means, with respect to any amount denominated in an Alternate Currency on any date, the spot rate of exchange that appears at 11:00 A.M. (London time), on the display page applicable to the relevant currency on the Oanda website on such date; provided that if there shall at any time no longer exist such a page on such website, the spot rate of exchange shall be determined by reference to another similar rate publishing service selected by the Administrative Agent.

“Dollars” and “$” mean lawful money of the United States of America.

364-DAY CREDIT AGREEMENT

“Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified in its Administrative Questionnaire or in the Assignment and Assumption pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify in writing to the Company and the Administrative Agent.

“EBITDA” means, for any period, the sum (without duplication) for the Company and its Consolidated Subsidiaries on a consolidated basis of the following: (a) net income for such period plus (b) to the extent deducted in determining net income for such period, the sum of (i) depreciation and amortization for such period, (ii) Interest Expense for such period and (iii) taxes for such period. Notwithstanding the foregoing, (1) in calculating EBITDA for any period, any impairment charges or asset write-offs, in each case pursuant to the Impairment or Disposal of Long-Lived Asset Subsections of ASC 360-10, shall be excluded, (2) in calculating EBITDA for any period, non-cash charges arising from purchase accounting adjustments (including the effects of such adjustments pushed down to such Person and its Subsidiaries) in component amounts required or permitted by GAAP, resulting from the write-up of assets or application of purchase accounting in relation to any consummated acquisition or the amortization, depreciation, or write-off of any amounts thereof, net of taxes, shall be excluded, and (3) in calculating EBITDA for any period, charges associated with stock-based compensation shall be excluded.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” has the meaning provided in Section 3.01.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, or any successors thereto, and the regulations promulgated and the rulings found thereunder.

“ERISA Controlled Group” means a group consisting of any ERISA Person and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control with such Person that, together with such Person, are treated as a single employer under regulations promulgated under ERISA.

“ERISA Person” has the meaning provided in Section 3(9) of ERISA for the term “person.”

364-DAY CREDIT AGREEMENT

“ERISA Plan” means (i) any Plan that (x) is not a Multiemployer Plan and (y) has Unfunded Benefit Liabilities in excess of $20,000,000 and (ii) any Plan that is a Multiemployer Plan.

“ESOP” means Stanley Account Value Plan or any successor plan.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Euro” has the meaning provided in Section 2.15.

“Eurocurrency Liabilities” has the meaning provided in Regulation D (or any successor regulation) of the Federal Reserve Board, as in effect from time to time.

“Eurocurrency Lending Office” means, with respect to any Lender, the office of such Lender specified in its Administrative Questionnaire or in the Assignment and Assumption pursuant to which it became a Lender (or, if no such office of such Lender is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify in writing to the Company and the Administrative Agent.

“Eurocurrency Rate” means, for any Interest Period:

(a) for each Eurocurrency Rate Advance denominated in Dollars comprising part of the same Borrowing, an interest rate per annum equal to the offered rate for deposits in such Currency as quoted on the relevant Screen Page at 11:00 A.M. (London time) two London Banking Days before the first day of such Interest Period, for a period equal to such Interest Period; or

(b) for each Eurocurrency Rate Advance denominated in Euros comprising part of the same Borrowing, an interest rate per annum equal to the offered rate for deposits in such Currency as quoted on the relevant Screen Page at 11:00 A.M. (Brussels time) two TARGET Days before the first day of such Interest Period, for a period equal to such Interest Period);

provided that if the Eurocurrency Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Eurocurrency Rate Advance” means an Advance that bears interest as provided in Section 2.05(a)(ii).

“Eurocurrency Rate Reserve Percentage” for any Lender for any Eurocurrency Rate Advances owing to such Lender means the reserve percentage applicable two Business Days before the first day of the applicable Interest Period under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for such Lender with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to the applicable Interest Period.

364-DAY CREDIT AGREEMENT

“Events of Default” has the meaning provided in Section 6.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended form time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Excluded Representation” means the representation and warranty set forth in Section 4.01(g).

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code, any intergovernmental agreement between the United States of America and any other relevant jurisdiction entered into in connection with the implementation of such Sections of the Internal Revenue Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to such intergovernmental agreement.

“Federal Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as amended from time to time, or any successor thereto.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York for overnight Federal funds transactions with members of the Federal Reserve System, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it; provided that if the Federal Funds Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System as constituted from time to time.

“Fitch” means Fitch Ratings Ltd. and any successor or successors thereto.

“Floor” means, on any date, a rate per annum equal to

(i) 0.250% if on such date the Company’s outstanding Long-Term Indebtedness is rated A+ or higher by S&P, A1 or higher by Moody’s, or A+ or higher by Fitch,

(ii) 0.375% if on such date clause (i) is inapplicable and the Company’s outstanding Long-Term Indebtedness is rated A or higher by S&P, A2 or higher by Moody’s, or A or higher by Fitch,

(iii) 0.500% if on such date clauses (i) and (ii) are inapplicable and the Company’s outstanding Long-Term Indebtedness is rated A- or higher by S&P, A3 or higher by Moody’s, or A- or higher by Fitch,

364-DAY CREDIT AGREEMENT

(iv) 0.625% if on such date clauses (i), (ii) and (iii) are inapplicable and the Company’s outstanding Long-Term Indebtedness is rated BBB+ or higher by S&P, Baa1 or higher by Moody’s, or BBB+ or higher by Fitch, and

(v) 0.750% if on such date clauses (i), (ii), (iii) and (iv) are inapplicable (including if such Long-Term Indebtedness is no longer rated by any agency);

provided that if the respective levels of the Company’s outstanding Long-Term Indebtedness credit ratings differ, the “Floor” will be determined based on, (a) if two of the ratings are at the same level and the other rating is higher or lower than those same ratings, the level corresponding to the two same ratings shall apply and (b) if each of the three ratings falls within different levels, then the level corresponding to the rating that is in between the highest and the lowest ratings shall apply.

“Foreign Currency Equivalent” means, with respect to any amount in Dollars, the spot rate of exchange that appears at 11:00 A.M. (London time), on the display page applicable to the relevant currency on the Oanda website on such date; provided that if there shall at any time no longer exist such a page on such website, the spot rate of exchange shall be determined by reference to another similar rate publishing service selected by the Administrative Agent.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Hedge Agreements” means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements.

“Indebtedness” of any Person means, without duplication, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business of such Person), (ii) all indebtedness of such Person evidenced by a note, bond, debenture or similar instrument, (iii) the principal component of all Capital Lease obligations of such Person, (iv) the face amount of all letters of credit issued for the account of such Person and, without duplication, all unreimbursed amounts drawn thereunder, (v) all indebtedness of any other Person secured by any Lien on any property owned by such Person, whether or not such indebtedness has been assumed, (vi) all Contingent Obligations of such Person, and (vii) all indebtedness of such Person in respect of Hedge Agreements.

“Information” has the meaning provided in Section 8.02(d).

“Information Memorandum” means the document in the form approved by the Company concerning the Loan Parties and their Subsidiaries which, at the Company’s request and on its behalf, was prepared in relation to this transaction and distributed by the Lead Arrangers to selected financial institutions before the date of this Agreement.

“Initial Lenders” has the meaning provided in the first paragraph of this Agreement.

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“Interest Coverage Ratio” means, for any period of four consecutive fiscal quarters, the ratio of (a) EBITDA for such period to (b) Interest Expense for such period.

“Interest Expense” means, for any period, the sum (determined without duplication) of the aggregate amount of interest reported in respect of such period on the Indebtedness of the Company and its Consolidated Subsidiaries on a consolidated basis, including, without limitation, the interest portion of payments under Capital Lease obligations and any capitalized interest but excluding imputed (non-cash) interest expense in respect of convertible bonds issued by the Company or any of its Consolidated Subsidiaries as calculated in accordance with the Financial Accounting Standards Board’s Staff Position Accounting Principles Board Opinion No. 14-1 (“Accounting for Convertible Debt Instruments That May be Settled in Cash upon Conversion (Including Partial Cash Settlement)”), minus (i) interest income of the Company and its Consolidated Subsidiaries on a consolidated basis reported in respect of such period, (ii) interest on deferred compensation reported in respect of such period, and (iii) any income/expense in respect of such period associated with spot-to-forward differences or points on foreign currency trades that are included in interest income/expense as a result of Statement of Financial Accounting Standards No. 133, as amended and interpreted.

“Interest Period” means, for each Eurocurrency Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Advance or the date of the continuation of such Eurocurrency Rate Advance or the date of the conversion of any Base Rate Advance into such Eurocurrency Rate Advance and ending on the last day of the period selected by a Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, two, three or six months as a Borrower may select in the Notice of Borrowing or Notice of Conversion or Continuation for such Advance, as the case may be; provided that:

(i) a Borrower may not select any Interest Period which ends after the Termination Date or, if the Advances have been converted to a term loan pursuant to Section 2.07(a) prior to such selection, that ends after the Maturity Date;

(ii) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day; provided that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day;

(iii) any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (iv) below, end on the last Business Day of a calendar month;

(iv) (A) any Interest Period which would otherwise end after the Termination Date shall end on the Termination Date or (B) if the Advances have been converted to a term loan pursuant to Section 2.07(a) prior to such selection, any Interest Period which would otherwise end after the Maturity Date shall end on the Maturity Date;

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(v) if, upon the expiration of any Interest Period with respect to a Borrowing, a Borrower has failed to elect a new Interest Period to be applicable to such Advances as provided above, such Borrower (x) if such Borrower is the Company, shall be deemed to have elected to convert such Advances into a Base Rate Advance effective as of the expiration date of such current Interest Period and (y) if such Borrower is a Designated Borrower, shall be deemed to have elected a new Interest Period of 1 month to be applicable to such Advances; and

(vi) Interest Periods commencing on the same date for Eurocurrency Rate Advances comprising part of the same Borrowing shall be of the same duration.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto.

“Lead Arrangers” means Citibank, JPMorgan Chase Bank, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated (or any other registered broker-dealer wholly-owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related businesses may be transferred following the date of this Agreement) and Wells Fargo Securities, LLC.

“Lender Insolvency Event” means that (i) a Lender or its Parent Company is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, or (ii) (x) such Lender or its Parent Company is the subject of a Bail-In Action or a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or (y) such Lender or its Parent Company had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender Insolvency Event shall not result solely by virtue of the ownership or acquisition of any equity interest in such Lender or its Parent Company by a governmental authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such governmental authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender; provided, further, that a Lender Insolvency Event shall not result solely by virtue of the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator with respect to a Lender or its Parent Company under the Dutch Financial Supervision Act 2007 (as amended from time to time and including any successor legislation).

“Lenders” means the Initial Lenders and each Person that shall become a party hereto pursuant to Section 8.07.

“Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preferential payment arrangement, priority or other security agreement of any kind or nature whatsoever, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same effect as any of the foregoing and the filing of any financing statement or similar instrument under the Uniform Commercial Code or comparable law of any jurisdiction, domestic or foreign.

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“Loan Documents” means, collectively, this Agreement, the Notes, each Designation Letter and each Termination Letter.

“Loan Parties” means, collectively, the Company and the Designated Borrowers.

“Local Time” means (a) with respect to any Advance denominated or any payment to be made in Dollars, New York City time, and (b) with respect to any Advance denominated or any payment to be made in an Alternate Currency, the local time in the Principal Financial Center for such Alternate Currency.

“London Banking Day” means any day on which commercial banks are open for business (including dealings in foreign exchange and foreign currency deposits) in London.

“Long-Term Indebtedness” means the long-term Senior Unsecured Indebtedness of the Company.

“Margin Stock” has the meaning provided in Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Material Adverse Effect” means a material adverse effect on the business, financial condition or results of operations of the Company and its Consolidated Subsidiaries taken as a whole.

“Maturity Date” means the earlier of (a) the date selected by the Company and notified to the Administrative Agent in the Term Loan Election, but not later than the first anniversary of the Termination Date and (b) the date of termination in whole of the aggregate Commitments pursuant to Section 2.01(b) or 6.01.

“Moody’s” means Moody’s Investors Service, Inc. and any successor or successors thereto.

“Multiemployer Plan” means a Plan which is a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA.

“Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender.

“Note” has the meaning provided in Section 2.11.

“Notice of Borrowing” has the meaning provided in Section 2.02(b).

“Notice of Conversion or Continuation” has the meaning provided in Section 2.04(b).

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“Other Taxes” has the meaning provided in Section 2.10(b).

“Parent Company” means, with respect to a Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.

“PBGC” means the Pension Benefit Guaranty Corporation established under ERISA, or any successor thereto.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

“Plan” means any employee benefit plan covered by Title IV of ERISA, the funding requirements of which:

(i) were the responsibility of the Company or a member of its ERISA Controlled Group at any time within the five years immediately preceding the date hereof,

(ii) are currently the responsibility of the Company or a member of its ERISA Controlled Group, or

(iii) hereafter become the responsibility of the Company or a member of its ERISA Controlled Group, including any such plans as may have been, or may hereafter be, terminated for whatever reason.

“Principal Financial Center” means, in the case of any Currency, the principal financial center in the country of issue of such Currency, as reasonably determined by the Administrative Agent.

“Principal Property” means all real property and tangible personal property constituting a manufacturing plant owned by the Company or any of its Subsidiaries, exclusive of (i) motor vehicles, mobile materials handling equipment and other rolling stock, (ii) office furnishings and equipment, information and electronic data processing equipment, (iii) any property financed through obligations issued by a state, territory or possession of the United States, or any political subdivision or instrumentality of the foregoing, on which the interest cannot, in the opinion of tax counsel of recognized standing or in accordance with a ruling issued by the Internal Revenue Service, be included in gross income of the holder under Section 103(a)(1) of the Internal Revenue Code (or any successor to such provision) as in effect at the time of the issuance of such obligations, (iv) any real property held for development or sale, or (v) any property and equipment included therein without deduction of any depreciation reserves the book value of which property and equipment in the aggregate is less than 10% of Consolidated Net Worth or which the Board of Directors of the Company determines is not material to the operation of the business of the Company and its Subsidiaries taken as a whole.

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“Principal Subsidiary” means any Subsidiary of the Company which has net sales which represent 15% or more of the consolidated net sales of the Company and its Consolidated Subsidiaries taken as a whole.

“Process Agent” has the meaning provided in Section 8.13(b).

“Pro Rata Share” means, with respect to any Lender, the percentage corresponding to the fraction the numerator of which shall be the amount of the Commitment of such Lender and the denominator of which shall be the aggregate amount of the Commitments of all Lenders.

“Reference Bank” means Citibank or, if Citibank is no longer the Administrative Agent, such Person (which shall be a Lender or the Administrative Agent) as shall be designated by the Company with the consent of the Required Lenders, which consent shall not be unreasonably withheld and with the consent of the Lender so appointed.

“Register” has the meaning provided in Section 8.07(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and such Person’s and such Person’s Affiliates’ respective managers, administrators, trustees, partners, directors, officers, employees, agents, fund managers and advisors.

“Reportable Event” has the meaning provided in Section 4043(b) of ERISA (other than a Reportable Event as to which the provision of 30 days notice to the PBGC is waived under applicable regulations).

“Required Lenders” means at any time Lenders representing in the aggregate at least 51% of the Commitments or, if the Commitments shall have terminated, Lenders representing in the aggregate at least 51% of the sum of the Advances owing to Lenders hereunder (computed, in the case of Advances in an Alternate Currency, as the Dollar Equivalent thereof as determined by the Administrative Agent), provided that if any Lender shall be a Defaulting Lender at such time, there shall be excluded from the determination of Required Lenders at such time the Commitments of such Lender at such time.

“Restricting Information” has the meaning provided in Section 8.02(d).

“S&P” means S&P Global Ratings, a S&P Global Inc. business, and any successor or successors thereto.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union, any European Union member state, the United Kingdom or the Government of Canada, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person directly or indirectly owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b) or (d) any Person otherwise the target of any Sanctions.

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“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom or the Government of Canada or (c) the jurisdiction of organization of any Designated Borrower.

“Screen Page” means the display designated as Bloomberg’s ICE LIBOR Fixings Page or EURIBOR & EONIA Fixings Page, as the case may be (or such other page as may replace that page for the purpose of displaying London interbank offered rates or the Euro interbank offered rates of major banks). If more than one relevant rate appears on said ICE LIBOR Fixings Page or EURIBOR & EONIA Fixings Page with respect to an Interest Period, the Eurocurrency Rate for that Interest Period will be based upon the arithmetic mean of such relevant rates.

“SEC Filings” means the Company’s Exchange Act disclosures documents filed with the Securities and Exchange Commission on Forms 8K, 10K or 10Q (or their equivalents).

“Senior Unsecured Indebtedness” means Indebtedness that is not subordinated to any other Indebtedness and is not secured or supported by a guarantee, letter of credit or other form of credit enhancement.

“Spread Determination Date” means (i) for each Eurocurrency Rate Advance, the Business Day that is two Business Days prior to the day of delivery of the request to make, convert or continue, as applicable, such Eurocurrency Rate Advance (and if such Advance has an Interest Period longer than three months, the Credit Default Rate Spread shall be reset to the Credit Default Rate Spread as reported on the Business Day that is two Business Days prior to the day that is three months after the later of (x) the day on which such Eurocurrency Rate Advance was made, converted or continued and (y) the last day on which the Credit Default Rate Spread was reset) or (ii) for each Base Rate Advance, the last day of each calendar month.

“Subsidiary” of any Person means (i) any corporation 50% or more of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (ii) any partnership, association, joint venture, limited liability company or other entity in which such Person, directly or indirectly through Subsidiaries, is either a general partner or has a 50% or more equity interest at the time.

“TARGET Day” means any day on which TARGET2 is open for the settlement of payments in Euros.

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“TARGET2” means the Trans-European Automated Real Time Gross Settlement Express transfer payment system which utilizes a single shared platform and which was launched on 19 November 2007.

“Taxes” has the meaning provided in Section 2.10(a).

“Term Loan Conversion Date” means the Termination Date, if on such date all Advances outstanding on such date are converted into a term loan pursuant to Section 2.07(a).

“Term Loan Election” has the meaning specified in Section 2.07(a).

“Termination Date” means the earlier of (a) September 11, 2019 or (b) the date of termination in whole of the Commitments pursuant to Section 2.01(b) or Section 6.01.

“Termination Event” means (i) a Reportable Event, or (ii) the initiation of any action by the Company, any member of the Company’s ERISA Controlled Group or any ERISA Plan fiduciary to terminate an ERISA Plan or the treatment of an amendment to an ERISA Plan as a termination under ERISA, or (iii) the institution of proceedings by the PBGC under Section 4042 of ERISA to terminate an ERISA Plan or to appoint a trustee to administer any ERISA Plan.

“Termination Letter” has the meaning provided in Section 2.14.

“Type” has the meaning provided in the definition of Advance.

“Unfunded Benefit Liabilities” means with respect to any Plan at any time, the amount (if any) by which (i) the present value of all benefit liabilities under such Plan as defined in Section 4001(a)(16) of ERISA, exceeds (ii) the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan (on the basis of assumptions prescribed by the PBGC for the purpose of Section 4044 of ERISA).

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

SECTION 1.02 Computation of Time Periods; Terms Generally. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.

SECTION 1.03 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar

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result or effect) to value any Indebtedness or other liabilities of the Company or any Subsidiary at “fair value”, as defined therein, (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof and (iii) in a manner such that any obligations relating to a lease that was accounted for by a Person as an operating lease as of the Effective Date and any similar lease entered into after the Effective Date by such Person shall be accounted for as obligations relating to an operating lease and not as Capital Lease obligations.

ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES

SECTION 2.01 The Commitment. (a) The Advances. (i) Each Lender severally agrees, on the terms and conditions hereinafter set forth to make Advances to the Company and any Designated Borrower in Dollars or an Alternate Currency from time to time on any Business Day during the period from the Effective Date until the Termination Date in an aggregate amount not to exceed at any time outstanding such Lender’s Commitment; provided that at no time shall the aggregate outstanding principal amount of all Advances (determined, in the case of an Advance denominated in an Alternate Currency, at the Dollar Equivalent thereof) exceed the total amount of the Commitments at such time.

(ii) Within the limits of each Lender’s Commitment and subject to the limitation set forth in Section 2.07(c), each Borrower may borrow, repay, prepay (as provided in Section 2.07) and reborrow such amount or any portion thereof.

(iii) Each Borrowing shall be in an aggregate amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof (or, in the case of a Borrowing denominated in an Alternate Currency, the Foreign Currency Equivalent thereof in such Alternate Currency, rounded to the nearest 1,000,000 units of such Alternate Currency) or, if less, the aggregate amount of the unused Commitments and shall consist of Advances of the same Type made on the same day by the Lenders ratably according to their respective Commitments.

(b) Termination and Reduction. The Company shall have the right, upon at least three Business Days’ notice to the Administrative Agent, to terminate in whole or reduce each Lender’s Pro Rata Share of the unused Commitments. Each partial reduction of the Commitments shall be in the aggregate amount of at least $10,000,000 or a larger whole multiple of $1,000,000.

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SECTION 2.02 Making the Advances. (a) [Reserved].

(b) Notice of Borrowing. Each Borrowing shall be made on notice by the Company (on its own behalf or on behalf of any Designated Borrower) to the Administrative Agent, which shall give to each Lender prompt notice thereof by telecopier, given not later than 11:00 A.M. (New York City time) on the date of the proposed Borrowing if such Borrowing is to be comprised of Base Rate Advances and not later than 11:00 A.M. (New York City time) on the third Business Day prior to such date if such Borrowing is to be comprised of Eurocurrency Rate Advances. Each such notice of a Borrowing (a “Notice of Borrowing”) shall be by telecopier, or by email, in substantially the form of Exhibit A hereto, specifying therein: (i) the name of the Borrower (which shall be the Company or a Designated Borrower), (ii) the requested date of such Borrowing, (iii) the Type of Advances comprising such Borrowing, (iv) the aggregate amount and, for any Designated Borrower, the Currency of such Borrowing, and (v) in the case of a Borrowing consisting of Eurocurrency Rate Advances, the initial Interest Period for each such Advance. Each Lender shall, before 1:00 P.M. (Local Time) on the date of such Borrowing, make available for the account of its Applicable Lending Office to the Administrative Agent at the Administrative Agent’s Account for Advances denominated in the relevant Currency, in the relevant Currency and in same day funds, such Lender’s Pro Rata Share of the requested amount of such Borrowing. Promptly after the Administrative Agent’s receipt of such funds (and in any event by the close of business New York City time on the date of such Borrowing) and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make the funds so received available to the Company or such other Borrower by depositing the same in such Currency and in immediately available funds into such account of the Company or such other Borrower, as applicable, as shall have been specified in the related Notice of Borrowing. Each Lender may, at its option, make any Advance by causing any domestic or foreign branch or Affiliate of such Lender to make such Advance; provided that any exercise of such option shall not affect in any manner the obligation of the applicable Borrower to repay such Advance in accordance with the terms of this Agreement.

(c) Illegality, Etc. Anything in subsection (a) or (b) above to the contrary notwithstanding,

(i) if any Lender shall notify the Administrative Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or that any central bank or other governmental authority asserts that it is unlawful, for such Lender or its Eurocurrency Lending Office to perform its obligations hereunder to make Eurocurrency Rate Advances or to fund or maintain Eurocurrency Rate Advances hereunder, the Administrative Agent shall forthwith give notice thereof to the other Lenders and the Company, whereupon (A) such Lender shall have no obligation to make Eurocurrency Rate Advances, or to convert Advances into Eurocurrency Rate Advances, until such Lender notifies the Company and the Administrative Agent that the circumstances causing such suspension no longer exist and (B) each Borrower shall be deemed to have converted all Eurocurrency Rate Advances of such Lender then outstanding into Base Rate Advances in accordance with Section 2.04 on and as of the date of the Administrative Agent’s receipt of such notice, unless and to the extent such notice directs that one or more Eurocurrency Rate Advances shall be so converted on the last day of the applicable Interest Period, provided that (w) before giving any such notice, such Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would avoid the need for such suspension and conversion and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender, (x)

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any request by a Borrower for Eurocurrency Rate Advances during a time when a Lender’s obligation to make, or convert Advances into, Eurocurrency Rate Advances shall be suspended hereunder shall be deemed to be a request for, or for conversion into, Base Rate Advances from such Lender (in the case of a Eurocurrency Rate Advance denominated in an Alternate Currency, in an amount equal to the Dollar Equivalent thereof), (y) all Advances that would otherwise be made by such Lender as Eurocurrency Rate Advances during any such suspension shall instead be made as Base Rate Advances (in the case of a Eurocurrency Rate Advance denominated in an Alternate Currency, in an amount equal to the Dollar Equivalent thereof) and (z) in the event any Lender shall notify the Administrative Agent and the Company of the occurrence of the circumstances causing such suspension under this Section 2.02(c), all payments and prepayments of principal that would otherwise have been applied to repay the Eurocurrency Rate Advances that would have been made by such Lender or the converted Eurocurrency Rate Advances shall instead be applied to repay the Base Rate Advances made by such Lender in lieu of, or resulting from the conversion of, such Eurocurrency Rate Advances;

(ii) if the Administrative Agent cannot furnish the Eurocurrency Rate for any Borrowing consisting of Eurocurrency Rate Advances because of conditions existing in the London interbank market, the right of the Borrowers to select Eurocurrency Rate Advances shall be suspended until the Administrative Agent shall notify the Company and the Lenders that the circumstances causing such suspension no longer exist;

(iii) if the Required Lenders shall, at least one Business Day before the date of any requested Eurocurrency Rate Advance, notify the Administrative Agent that the Eurocurrency Rate for any Interest Period will not adequately reflect the cost to the Required Lenders of making, funding or maintaining their respective Eurocurrency Rate Advances for such Interest Period, the Administrative Agent shall forthwith so notify the Company and the Lenders, whereupon the Lenders shall have no obligation to make, or convert Advances into, Eurocurrency Rate Advances until the Administrative Agent shall notify the Company and the Lenders that the circumstances causing such suspension no longer exist; and

(iv) if any Lender shall notify the Administrative Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or that any central bank or other governmental authority asserts that it is unlawful, for such Lender to perform its obligations hereunder to make Advances or to fund or maintain Advances hereunder to such Designated Borrower, the Administrative Agent shall forthwith give notice thereof to the Company, whereupon such Lender shall have no obligation to make Advances to such Designated Borrower, until such Lender notifies the Company and the Administrative Agent that the circumstances causing such suspension no longer exist.

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(d) Effect of Failure to Fulfill Conditions. Each Notice of Borrowing shall be irrevocable and binding on the Company and the relevant Designated Borrower. In the case of any Borrowing that the related Notice of Borrowing specifies is to be comprised of Eurocurrency Rate Advances, the relevant Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (excluding anticipated profits), cost or expense reasonably incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date, such indemnity to be paid promptly upon receipt by the relevant Borrower of a certificate of such Lender setting forth the calculation of the amount of the indemnity claimed by such Lender.

(e) Funds Available. Unless the Administrative Agent shall have received notice from a Lender prior to 1:00 P.M. (New York City time) on the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with subsection (a) of this Section 2.02 and the Administrative Agent may, in reliance upon such assumption, make available to the relevant Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender and the relevant Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the relevant Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the relevant Borrower, the interest rate applicable at the time to Advances comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Advance as part of such Borrowing for purposes of this Agreement.

(f) Failure to Make Advances. The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

SECTION 2.03 Fees. (a) Commitment Fee. The Company agrees to pay to the Administrative Agent for the account of each Lender a commitment fee in Dollars on the amount of such Lender’s unused Commitment from the date hereof in the case of each Lender and, in the case of each Person which becomes a Lender pursuant to Section 8.07, from the effective date specified in the Assignment and Assumption pursuant to which it became a Lender, until the Termination Date at the Applicable Commitment Fee Rate, payable quarterly in arrears on the last day of each March, June, September and December during the term hereof and on the Termination Date; provided that no Defaulting Lender shall be entitled to receive any commitment fee for any period during which that Lender is a Defaulting Lender (and the Company shall not be required to pay such fee that otherwise would have been required to have been paid to that Defaulting Lender). All computations of the commitment fee shall be based on a year of 360 days.

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(b) Administrative Agent’s Fees. The Company shall pay to the Administrative Agent in Dollars for its own account such fees as may from time to time be agreed between the Company and the Administrative Agent.

SECTION 2.04 Continuation and Conversion. (a) General. Subject to the other provisions hereof, each Borrower shall have the option (i) to convert all or any part of an outstanding Borrowing consisting of Base Rate Advances to a Borrowing consisting of Eurocurrency Rate Advances, (ii) to convert all or any part of an outstanding Borrowing in Dollars consisting of Eurocurrency Rate Advances to a Borrowing consisting of Base Rate Advances, or (iii) to continue all or any part of an outstanding Borrowing consisting of Eurocurrency Rate Advances as a Borrowing consisting of Eurocurrency Rate Advances for an additional Interest Period; provided that no Borrowing consisting of Eurocurrency Rate Advances shall be so converted other than as contemplated by Section 2.02(c) or continued, until the expiration of the Interest Period applicable thereto.

(b) Notice of Conversion or Continuation. In order to elect to convert or continue a Borrowing hereunder, the Company (on its own behalf or on behalf of any Designated Borrower) shall deliver an irrevocable notice thereof (a “Notice of Conversion or Continuation”) to the Administrative Agent by telecopier or by email, no later than (i) 11:00 A.M., (New York City time) on the proposed conversion date in the case of a conversion to Base Rate Advances and (ii) 11:00 A.M. (New York City time) on the third Business Day in advance of the proposed conversion or continuation date in the case of a conversion to, or a continuation of, Eurocurrency Rate Advances, substantially in the form of Exhibit B hereto. A Notice of Conversion or Continuation shall specify (w) the requested conversion or continuation date (which shall be a Business Day), (x) the amount and Type of the Advances to be converted or continued, (y) whether a conversion or continuation is requested, and (z) in the case of a conversion to, or a continuation of, Eurocurrency Rate Advances, the requested Interest Period. The relevant Eurocurrency Rate for such Interest Period in the case of a conversion to, or a continuation of, Eurocurrency Rate Advances shall be determined in the manner provided in Section 2.02(a) as if such conversion or continuation is instead new Eurocurrency Rate Advances in such amount, on such date and for such Interest Period. If the Company fails to give a Notice of Conversion or Continuation with respect to an outstanding Borrowing consisting of Eurocurrency Rate Advances in Dollars as provided in clause (ii) above, the Company shall be deemed to have converted such Eurocurrency Rate Advances into Base Rate Advances in accordance with this Section 2.04 if such Advances are outstanding after the last day of the Interest Period with respect thereto. If the Company fails to give a Notice of Conversion or Continuation with respect to an outstanding Borrowing consisting of Eurocurrency Rate Advances in an Alternate Currency as provided in clause (ii) above, the Company shall be deemed to have converted such Eurocurrency Rate Advances into a Eurocurrency Rate Advance with an Interest Period of one (1) month in accordance with this Section 2.04 if such Advances are outstanding after the last day of the Interest Period with respect thereto.

SECTION 2.05 Interest on Advances. (a) Each Borrower shall pay interest on the unpaid principal amount of each Advance owing to each Lender from the date the proceeds of such Advance are made available to such Borrower until such principal amount shall be paid in full, at the following rates per annum:

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(i) Base Rate Advances. If such Advance is a Base Rate Advance, a rate per annum equal to the Base Rate in effect from time to time plus the Applicable Base Rate Margin, payable in arrears quarterly on the last Business Day of each fiscal quarter during the period such Base Rate Advance remains outstanding and on the date such Base Rate Advance shall be paid in full; and

(ii) Eurocurrency Rate Advances. If such Advance is a Eurocurrency Rate Advance, a rate per annum equal at all times during the Interest Period for such Advance to the sum of the Eurocurrency Rate for such Interest Period plus the Applicable Eurocurrency Margin for such Interest Period, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day which occurs during such Interest Period every three months from the first day of such Interest Period.

(b) Default Rate. In the event that, and for so long as, any Event of Default shall have occurred and be continuing, the outstanding principal amount of all Advances and, to the extent permitted by law, overdue interest in respect of all Advances, shall bear interest at a rate per annum equal to the sum of two percent (2%) plus the interest rate otherwise applicable hereunder to such principal amount in effect from time to time. In the event that, and for so long as, any Default under Section 6.01(a) shall have occurred and be continuing, the outstanding principal amount of the Advance with respect to which such Default has occurred and is continuing shall bear interest at a rate per annum equal to the sum of two percent (2%) plus the interest rate otherwise applicable hereunder to such principal amount in effect from time to time.

SECTION 2.06 Additional Interest on Eurocurrency Rate Advances. Each Borrower shall pay to each Lender, during each period as such Lender shall be required under regulations of the Federal Reserve Board to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities, additional interest on the unpaid principal amount of each Eurocurrency Rate Advance of such Lender outstanding during such period, from the later of the date such reserves are required and the making of such Advance until the earlier of the date such reserves are no longer required and such principal amount is paid in full, at an interest rate per annum equal at all times to the remainder obtained by subtracting (i) the Eurocurrency Rate for the Interest Period applicable to such Advance from (ii) the rate obtained by dividing such Eurocurrency Rate by a percentage equal to 100% minus the average Eurocurrency Rate Reserve Percentage of such Lender during such period, payable on each date on which interest is payable on such Advance. Such Lender shall determine the amount of such additional interest, if any, and promptly notify the relevant Borrower through the Administrative Agent of the amount thereof.

SECTION 2.07 Repayment; Prepayment of Advances; Etc. (a) Repayment. Each Borrower shall, subject to the next succeeding sentence, repay to the Administrative Agent for the ratable account of each Lender on the Termination Date the aggregate principal amount of the Advances then outstanding. The Company may, upon not less than 15 days’ notice to the Administrative Agent, elect (the “Term Loan Election”) to convert all of the Advances outstanding on the Termination Date in effect at such time into a term loan which the Borrowers shall repay in full ratably to the Lenders on the Maturity Date; provided, that the Term Loan

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Election may not be exercised unless (i) the Borrowers have, on or prior to the Termination Date, paid to the Administrative Agent for the account of each Lender, a fee equal to 1.00% of the principal amount of the Advances outstanding on the Termination Date, each such fee to be allocated to the Lenders in accordance with their respective Pro Rata Shares; and (ii) the conditions listed in Section 3.02(i)(x) and (y) are satisfied on the date of notice of the Term Loan Election and on the date on which the Term Loan Election is to be effected. All Advances converted into a term loan pursuant to this Section 2.07 shall continue to constitute Advances except that the Borrowers may not reborrow pursuant to Section 2.01 after all or any portion of such Advances have been prepaid pursuant to Section 2.07(b).

(b) Prepayment of Advances. No Borrower shall have the right to prepay any principal amount of any Advances other than as provided in this Section 2.07.

(c) (i) Optional. Any Borrower may, upon notice no later than 11:00 A.M. (New York City time) on the second Business Day before the prepayment of Eurocurrency Rate Advances, no later than 11:00 A.M. (New York City time) on the day of the prepayment in the case of Base Rate Advances, in either case to the Administrative Agent and stating the proposed date and principal amount of the prepayment, and if such notice is given such Borrower shall, prepay the outstanding principal amount of the Advances comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that each partial prepayment shall be in the aggregate principal amount of at least $5,000,000 or a larger whole multiple of $1,000,000 (or, in the case of Advances denominated in an Alternate Currency, the Foreign Currency Equivalent thereof in such Alternate Currency, rounded to the nearest 1,000,000 units of such Alternate Currency) and, in the case of a payment or prepayment of a Eurocurrency Rate Advance other than on the last day of the Interest Period for such Advance as provided herein, shall have the consequences set forth in Section 8.04(b).

(ii) Change of Control. The Company shall notify the Administrative Agent immediately upon becoming aware of any Change of Control. Upon receipt of such notice and for a period of 90 days thereafter, the Required Lenders shall be entitled, by written notice to the Company received within such period, to terminate the Commitments in whole and require the Company and any other Borrower to prepay all outstanding Advances within 5 Business Days of its receipt of such notice, together with any accrued and unpaid interest thereon to the date of such prepayment and any other amounts due hereunder. Notwithstanding any other provision contained herein, a Change of Control shall not, in and of itself, constitute a Default hereunder.

(d) Alternate Currency Revaluation. (i) If at any time by reason of fluctuations in foreign exchange rates the aggregate outstanding principal amount of all Advances (for which purpose the amount of any Advance that is denominated in an Alternate Currency shall be deemed to be the Dollar Equivalent thereof as of the date of determination) exceeds 105% of the aggregate amount of the Commitments at such time, the Administrative Agent shall use all reasonable efforts to give prompt written notice thereof to the Company, specifying the amount to be prepaid under this clause (i), and the Company shall, within five Business Days of the date of such notice, prepay the Advances, or cause Advances to be prepaid, in an amount so that after giving effect thereto the aggregate outstanding principal amount of the

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Advances (determined as aforesaid) does not exceed the aggregate amount of the Commitments; provided that any such payment shall be accompanied by any amounts payable under Section 8.04(b). The determination of which Advances to prepay hereunder shall be at the sole option of the Company. The determinations of the Administrative Agent hereunder shall be conclusive and binding on the Borrowers in the absence of manifest error.

(ii) In addition, if on the last day of any Interest Period the aggregate outstanding principal amount of the Advances (for which purpose the amount of any Advance that is denominated in an Alternate Currency shall be deemed to be the Dollar Equivalent thereof as of the date of determination), would exceed 100% of the aggregate amount of the Commitments, the Administrative Agent shall use all reasonable efforts to give prompt written notice thereof to the Company, specifying the amount to be prepaid under this clause (ii), and the Company shall, within five Business Days of the date of such notice, prepay the Advances, or cause Advances to be prepaid, or reduce the requested Advances in such amounts that after giving effect to such action the aggregate outstanding principal amount of the Advances does not exceed the aggregate amount of the Commitments; provided that any such payment shall be accompanied by any amounts payable under Section 8.04(b). The determination of which Advances to prepay hereunder shall be at the sole option of the Company. The determinations of the Administrative Agent hereunder shall be conclusive and binding on the Borrowers in the absence of manifest error.

SECTION 2.08 Increased Costs. (a) Changes in Law, Etc. If, due to (i) the introduction of or any change in or in the official interpretation of any law or regulation on or after the date of this Agreement, or (ii) the compliance with any guideline or request not applicable on the date of this Agreement from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or making, funding, continuing, converting into or maintaining Eurocurrency Rate Advances, then upon demand by such Lender received by the Company (with a copy of such demand to the Administrative Agent) accompanied by the certificate described in the next sentence, pay, or cause to be paid, to the Administrative Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost, such amounts to be due and payable within two Business Days of such Lender’s invoice therefor. A certificate as to the amount of such increased cost, submitted to the Company and the Administrative Agent by such Lender, shall be conclusive and binding on the Borrowers for all purposes, absent manifest error.

(b) Capital Adequacy. If, due to (i) the introduction of or any change in or in the official interpretation of any law or regulation on or after the date of this Agreement, or (ii) the compliance with any guideline or request not applicable on the date of this Agreement from any central bank or other governmental authority (whether or not having the force of law, any Lender determines that the amount of capital or liquidity required or expected to be maintained by such Lender or any corporation controlling such Lender has been or would be affected and that the amount of such capital or liquidity is increased by or based upon the existence of such Lender’s Advances or commitment to lend hereunder and other commitments of this type, then, upon demand by such Lender received by the Company within such time from the relevant change or introduction described above as is reasonably required in order to determine the effect thereof (with a copy of such demand to the Administrative Agent)

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accompanied by a certificate of such Lender as to the amounts demanded, the Company shall pay, or cause to be paid, to the Administrative Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender or such corporation, as the case may be, to the extent that such Lender reasonably determines such increase in capital or liquidity to be allocable to the existence of such Lender’s Advances or commitment to lend hereunder, such amounts to be due and payable within two days of such Lender’s invoice therefor. A certificate as to such amounts submitted to the Company and the Administrative Agent by such Lender shall be conclusive and binding on the Borrowers for all purposes, absent manifest error.

(c) For the avoidance of doubt, subsections (a) and (b) of this Section above shall include any changes resulting from (x) requests, rules, guidelines or directives concerning capital adequacy issued in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, and in each case for both clauses (x) and (y), regardless of the date enacted, adopted, issued or implemented.

SECTION 2.09 Payments and Computations. (a) Manner of Payment. Each Borrower shall make each payment hereunder and under the Notes without deduction, setoff or counterclaim not later than 11:00 A.M. (Local Time) on the day when due to the Administrative Agent at the Administrative Agent’s Account in the Principal Financial Center for the relevant Currency in same day funds. The Administrative Agent will promptly thereafter cause to be distributed like Currency and funds relating to the payment of principal or interest or commitment fees ratably (other than amounts payable pursuant to Section 2.02(d), 2.06, 2.08, 2.10, 2.16 or 8.04(b)) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Assumption and recording of the information contained therein in the Register pursuant to Section 8.07(c), from and after the effective date specified in such Assignment and Assumption, the Administrative Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Assumption (which shall not include any Borrower) shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves. The making by any Borrower of any payment to the Administrative Agent for the account of any Lender as herein provided shall pro tanto discharge the relevant obligation of such Borrower to such Lender.

(b) Setoff. If a Default or an Event of Default shall have occurred and be continuing, each Lender and its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other indebtedness at any time owing by such Lender or its Affiliates to any Borrower against any of and all the obligations of such Borrower now or hereafter existing under this Agreement and the Notes held by such Lender, although such obligations may be unmatured. The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

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(c) Interest. All computations of interest based on (i) the Base Rate shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and (ii) the Eurocurrency Rate or the Federal Funds Rate and all computations of interest pursuant to Section 2.06 shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable. Each determination by the Administrative Agent of an interest rate for any Advance hereunder shall be conclusive and binding for all purposes, absent manifest error.

(d) Business Days. Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or commitment fee, as the case may be; provided that if such extension would cause payment of interest on or principal of Eurocurrency Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(e) Assumption of Payment. Unless the Administrative Agent shall have received notice from a Borrower prior to the date on which any payment is due to the Lenders hereunder that such Borrower will not make such payment in full, the Administrative Agent may assume that such Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent such Borrower shall not have so made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate (if such Advance is denominated in Dollars) or at the cost of funds incurred by the Administrative Agent (if such Advance is denominated in an Alternate Currency).

(f) Rate Information. The Reference Bank shall notify the Company and the Administrative Agent of the Base Rate in effect on the first Business Day on which a Base Rate Advance is outstanding and each day on which a change in the Base Rate occurs, each in sufficient detail to enable the Company to calculate interest payments hereunder with respect to Base Rate Advances, and shall provide such information to any Lender promptly upon its request. The Company will provide to the Administrative Agent (i) promptly upon receipt thereof copies of the information received by the Company pursuant to the immediately preceding sentence, (ii) promptly upon the making of any interest payment with respect to a Base Rate Advance hereunder a schedule based on such information setting forth the Base Rate for each day in the period in which such Advance was outstanding, and (iii) promptly upon obtaining knowledge thereof, notice of any change in the rating assigned by S&P, Moody’s, or Fitch to the Company’s Long-Term Indebtedness and the date of such change, provided that the Company’s failure to provide any of the foregoing information shall be deemed not to be a Default or an Event of Default hereunder.

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(g) Currency of Payments. All payments of principal of and interest on, and any amounts payable under Section 2.06 in respect of, an Advance that is denominated in a particular Currency shall be made in such Currency, and all other amounts payable under this Agreement (except as specified in Section 9.06) shall be paid in Dollars.

(h) Successor LIBOR. Notwithstanding anything to the contrary in this Agreement, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Required Lenders notify the Administrative Agent (with a copy to the Company) that the Required Lenders have determined, that:

(i) adequate and reasonable means do not exist for ascertaining the Eurocurrency Rate for any requested Interest Period, including, without limitation, because the Eurocurrency Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii) the supervisor for the administrator of LIBOR or a governmental authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the London interbank offered rate (“LIBOR”) or the Eurocurrency Rate shall no longer be made available, or used for determining the interest rate of loans (such specific date, the “Scheduled Unavailability Date”), then, after such determination by the Administrative Agent or receipt by the Administrative Agent of such notice, as applicable, the Administrative Agent and the Company may amend this Agreement to replace LIBOR with an alternate benchmark rate (including any mathematical or other adjustments to the benchmark (if any) incorporated therein) that has been broadly accepted by the syndicated loan market in the United States in lieu of LIBOR (any such proposed rate, a “LIBOR Successor Rate”; provided that if the LIBOR Successor Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement), together with any proposed LIBOR Successor Rate Conforming Changes (as defined below) and, notwithstanding anything to the contrary in Section 8.01, any such amendment shall become effective at 5:00 p.m. (New York time) on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Company unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent notice that such Required Lenders do not accept such amendment.

If no LIBOR Successor Rate has been determined and the circumstances under clause (i) above exist, the obligation of the Lenders to make or maintain Eurocurrency Rate Advances shall be suspended, (to the extent of the affected Eurocurrency Rate Advances or Interest Periods). Upon receipt of such notice, the Borrowers may revoke any pending request for a Eurocurrency Borrowing of, conversion to or continuation of Eurocurrency Rate Advances (to the extent of the affected Eurocurrency Rate Advances or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein (or, in the case of a Eurocurrency Rate Advance denominated in an Alternate Currency, in an amount equal to the Dollar Equivalent thereof).

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“LIBOR Successor Rate Conforming Changes” means, with respect to any proposed LIBOR Successor Rate, any conforming changes to the definition of Base Rate, Interest Period, timing and frequency of determining rates and making payments of interest and other administrative matters as may be appropriate, in the discretion of the Administrative Agent, to reflect the adoption of such LIBOR Successor Rate and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such LIBOR Successor Rate exists, in such other manner of administration as the Administrative Agent determines in consultation with the Company).

SECTION 2.10 Taxes. (a) General. Any and all payments by each Loan Party hereunder or under the Notes shall be made in accordance with Section 2.09, free and clear of and without deduction for any and all taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto (which are, with respect to payments by the Company only, and with respect to United States withholding tax, not in effect or not imposed on the date of this Agreement); excluding, in the case of each Lender and the Administrative Agent, taxes imposed on its income, and franchise taxes imposed on it by the jurisdiction under the laws of which such Lender or the Administrative Agent (as the case may be) is organized or any political subdivision thereof and, in the case of each Lender, taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction of such Lender’s Applicable Lending Office or any political subdivision thereof, and any U.S. federal withholding taxes imposed under FATCA (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”).

(b) Other Taxes. In addition, each Loan Party agrees to pay any stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under the Notes or from the execution, delivery or registration of, or otherwise with respect to, this Agreement not in effect or not imposed on the date of this Agreement or the Notes (hereinafter referred to as “Other Taxes”) upon notice from the Lender.

(c) Tax Indemnity. Each Loan Party will indemnify each Lender and the Administrative Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.10) paid by such Lender or the Administrative Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within 30 days from the date such Lender or the Administrative Agent (as the case may be) makes written demand therefor.

(d) Receipt. Within 30 days after the date of any payment of Taxes, each Loan Party will furnish to the Administrative Agent, at its address referred to in Section 8.02, the original or a certified copy of a receipt evidencing payment thereof.

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SECTION 2.11 Promissory Notes. Any Lender may request that Advances of any Type made by it be evidenced by a promissory note. In such event, the relevant Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) substantially in the form of Exhibit E (a “Note”) in the case of the Advances. Thereafter, such Advances evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 8.07) be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.12 Use of Proceeds of Advances. Each Borrower will use the proceeds of the Advances solely for general corporate purposes.

SECTION 2.13 Defaulting Lenders. (a) Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, the Administrative Agent shall deliver written notice to such effect upon obtaining knowledge of such event to the Company and such Defaulting Lender, and the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(i) any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of any Defaulting Lender under this Agreement (whether voluntary or mandatory, at maturity, pursuant to Article VI or otherwise) shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Company may request (so long as no Default or Event of Default exists), to the funding of any Advance in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fourth, so long as no Default or Event of Default exists, to the payment of any amounts owing to any Borrower as a result of any judgment of a court of competent jurisdiction obtained by such Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and fifth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Advance in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Advances were made at a time when the applicable conditions set forth in Article III were satisfied or waived, such payment shall be applied solely to pay the Advances of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Advances of such Defaulting Lender and provided further that any amounts held as cash collateral for funding obligations of a Defaulting Lender shall be returned to such Defaulting Lender upon the termination of this Agreement and the satisfaction of such Defaulting Lender’s obligations hereunder. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.13 shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

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(b) No Commitment of any Lender shall be increased or otherwise affected, and, except as otherwise expressly provided in this Section 2.13, performance by the Borrowers of their obligations shall not be excused or otherwise modified as a result of the operation of this Section 2.13. The rights and remedies against a Defaulting Lender under this Section 2.13 are in addition to any other rights and remedies which the Borrowers, the Administrative Agent or any Lender may have against such Defaulting Lender.

(c) If the Company and the Administrative Agent agree in writing in their reasonable determination that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Advances of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause such Advances to be held on a pro rata basis by the Lenders in accordance with their pro rata share, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

SECTION 2.14 Borrowings by Designated Borrowers. (a) The Company may, at any time or from time to time, upon not less than 15 Business Days notice to the Administrative Agent, designate one or more Subsidiaries organized in any of the jurisdictions listed on Schedule II or, subject to the final two paragraphs of this clause (a) below, any other jurisdiction, as Borrowers hereunder. Upon any such designation of a Subsidiary and the Administrative Agent’s receipt of each of the following (copies of which will be promptly furnished by the Administrative Agent to the Lenders), which shall be in form and substance reasonably satisfactory to the Administrative Agent, such Subsidiary shall be a Designated Borrower and a Borrower entitled to make Borrowings on and subject to the terms and conditions of this Agreement:

(i) Executed Counterparts. A designation letter (a “Designation Letter”) in duplicate, in substantially the form of Exhibit F, duly completed and executed by the Company and such Designated Borrower and delivered to the Administrative Agent at least ten Business Days before the date on which such Subsidiary is to become a Designated Borrower;

(ii) Opinion of Counsel to the Designated Borrower. A favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the date of the Designation Letter) of reputable counsel to such Designated Borrower (which may be internal counsel) in the relevant jurisdiction (and such Designated Borrower hereby and by delivery of such Designation Letter instruct such counsel to deliver such

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opinion to the Lenders and the Administrative Agent), as to the due organization of such Designated Borrower under the laws of its jurisdiction of organization, the due authorization, execution and delivery by such Designated Borrower of such Designation Letter and of the making of Borrowings by it hereunder, the obtaining of all licenses, approvals and consents of, and the making of all filings and registrations with, any applicable Governmental Authority required in connection therewith and the legality, validity and binding effect and enforceability thereof, and such other legal matters relating thereto as the Administrative Agent may reasonably request;

(iii) Corporate Documents. Such documents and certificates as the Administrative Agent may reasonably request (including without limitation certified copies of the charter and by-laws of such Designated Borrower and of resolutions of its Board of Directors authorizing such Designated Borrower’s acceptance of the Company’s designation as a “Designated Borrower” and its becoming a Borrower under this Agreement, and of all documents evidencing all other necessary corporate or other action required with respect to such Designated Borrower becoming party to this Agreement;

(iv) Process Agent. Evidence that the Process Agent has agreed to act as agent for service of process in New York, New York on behalf of such Designated Borrower under the Loan Documents;

(v) Expenses. Evidence that such Designated Borrower or the Company shall have paid any and all expenses reasonably incurred by the Administrative Agent (including the reasonable fees and expenses of counsel to the Administrative Agent) in connection with its designation as a Designated Borrower;

(vi) Beneficial Ownership Certification. In the case of a Designated Borrower that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a duly executed and completed Beneficial Ownership Certification; and

(vii) Other Items. Such other documents relating thereto as the Administrative Agent or any Lender or special New York counsel to the Administrative Agent may reasonably request, including any documentation and other evidence which may be requested by the Administrative Agent or any Lender to comply with and/or administer any “know your customer” or other customer identification related policies and procedures required under applicable laws and regulations.

If the Company shall designate as a Designated Borrower hereunder any Subsidiary not organized under the laws of the United States or any State thereof, any Lender may, with notice to the Administrative Agent and the Company, fulfill its Commitment by causing an Affiliate or branch of such Lender to act as the Lender in respect of such Designated Borrower.

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As soon as practicable after receiving notice from the Company or the Administrative Agent of the Company’s intent to designate a Subsidiary as a Designated Borrower, and in any event no later than five Business Days after the delivery of such notice, for a Designated Borrower that is organized under the laws of a jurisdiction other than of the United States or a political subdivision thereof or a jurisdiction listed on Schedule II, any Lender that (x) that is prohibited by law or by any bona fide policy from lending to, establishing credit for the account of and/or doing any business with such Designated Borrower directly or through an Affiliate of such Lender as provided in the immediately preceding paragraph or (y) reasonably determines that it would incur additional expenses (including taxes) by lending to such foreign Borrower (a “Protesting Lender”) shall so notify the Company and the Administrative Agent in writing. With respect to each Protesting Lender, the Company shall, effective on or before the date that such Designated Borrower shall have the right to borrow hereunder, either (A) notify the Administrative Agent and such Protesting Lender that the Commitments of such Protesting Lender shall be terminated; provided that such Protesting Lender shall have received payment of an amount equal to the outstanding principal of its Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, or (B) cancel its request to designate such Subsidiary as a “Designated Borrower” hereunder.

(b) So long as all principal of and interest on all Advances made to any Designated Borrower and all other amounts payable by such Designated Borrower under this Agreement and the other Loan Documents have been paid in full, the Company may terminate the status of such Designated Borrower as a Borrower hereunder by furnishing to the Administrative Agent a letter (a “Termination Letter”) in substantially the form of Exhibit G, duly completed and executed by the Company. Any Termination Letter furnished hereunder shall be effective upon receipt thereof by the Administrative Agent, which shall promptly so notify the Lenders. Notwithstanding the foregoing, the delivery of a Termination Letter with respect to any Designated Borrower shall not terminate (i) any obligation of such Borrower that remains unpaid at the time of such delivery (including without limitation any obligation arising thereafter in respect of such Borrower under Section 2.08 or Section 2.10) or (ii) the obligations of the Company under Article IX with respect to any unpaid obligations of such Borrower.

SECTION 2.15 European Monetary Union. (a) Definitions. In this Section 2.15 and in each other provision of this Agreement to which reference is made in this Section 2.15 (whether expressly or impliedly), the following terms have the meanings given to them in this Section 2.15:

“EMU” shall mean economic and monetary union as contemplated in the Treaty on European Union.

“EMU Legislation” shall mean legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency, being in part the implementation of the third stage of EMU.

“Euro” shall mean the single currency of Participating Member States of the European Union.

“Participating Member State” shall mean each state so described in any EMU Legislation.

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“Treaty on European Union” shall mean the Treaty of Rome of March 25, 1957, as amended by the Single European Act 1986 and the Maastricht Treaty (which was signed at Maastricht on February 7, 1992, and came into force on November 1, 1993), as amended from time to time.

(b) Payments by the Administrative Agent Generally. With respect to the payment of any amount denominated in the Euro, the Administrative Agent shall not be liable to the Company or any of the Lenders in any way whatsoever for any delay, or the consequences of any delay, in the crediting to any account of any amount required by this Agreement to be paid by the Administrative Agent if the Administrative Agent shall have taken all relevant steps to achieve, on the date required by this Agreement, the payment of such amount in immediately available, freely transferable, cleared funds to the account of the Company or any Lender, as the case may be, in the Principal Financial Center in the Participating Member State which the Company or, as the case may be, such Lender shall have specified for such purpose. In this paragraph (b), “all relevant steps” shall mean all such steps as may be prescribed from time to time by the regulations or operating procedures of such clearing or settlement system as the Administrative Agent may from time to time reasonably determine for the purpose of clearing or settling payments of the Euro.

(c) Determination of Eurocurrency Rate. For the purposes of determining the date on which the applicable rate for Eurocurrency Rate Advances is determined under this Agreement for any Advance denominated in the Euro for any Interest Period therefor, references in this Agreement to London Banking Days shall be deemed to be references to TARGET Days.

ARTICLE III

CONDITIONS TO EFFECTIVENESS AND LENDING

SECTION 3.01 Condition Precedent to Effectiveness. This Agreement shall become effective as of the date (the “Effective Date”), which shall be on or before September 12, 2018, as of which the Administrative Agent shall confirm to the Company that it has received the following, each dated such day, in form and substance satisfactory to the Administrative Agent and (except for any Notes) in sufficient copies for each Lender:

(a) Executed Counterparts. From each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page to this Agreement) that such party has signed a counterpart of this Agreement;

(b) Authority and Approvals. Certified copies of the resolutions of the Board of Directors of the Company (or equivalent documents) authorizing and approving this Agreement, the other Loan Documents to which it is a party and the transactions contemplated hereby and thereby and certified copies of all documents evidencing all necessary corporate action and all other necessary action (corporate, partnership or otherwise) and governmental approvals, if any, with respect to this Agreement and the other Loan Documents to which it is a party;

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(c) Secretary’s or Assistant Secretary’s Certificate. A certificate of the Secretary or an Assistant Secretary of the Company, dated the Effective Date, certifying the names and true signatures of the officers of the Company authorized to execute and deliver this Agreement, the Notes, and the other documents to which it is a party and to be delivered hereunder;

(d) Legal Opinions. An opinion of Brown Rudnick, LLP, as special counsel to the Company, dated the Effective Date, substantially in the form of Exhibit C-1 hereto and an opinion of special New York counsel to the Administrative Agent, dated the Effective Date, substantially in the form of Exhibit C-2 hereto;

(e) Closing Certificate. A certificate of a senior financial officer of the Company, dated the Effective Date, certifying that the representations and warranties set forth in Article IV are true on such date as if made on and as of such date and that no Default or Event of Default has occurred and is continuing on such date;

(f) Fees and Expenses. Evidence satisfactory to the Administrative Agent that the Company shall have paid to the Administrative Agent for account of the Lenders such up-front fees in connection with the execution of this Agreement as the Company and the Administrative Agent shall have agreed upon;

(g) Termination of Agreement. Evidence satisfactory to the Administrative Agent that all amounts owing the Company’s 364-Day Credit Agreement dated as of December 20, 2017 (the “Existing Credit Agreement”) shall have been, or concurrently with the Effective Date hereunder shall be, paid in full, and all commitments of the lenders thereunder shall have been, or concurrently with the Effective Date shall be, terminated in accordance with the terms of the Existing Credit Agreement and each of the Lenders that is a party to the Existing Credit Agreement hereby waive, upon execution of this Agreement, any notice required by the Existing Credit Agreement relating to the termination of commitments thereunder; and

(h) Know Your Customer. Such other documentation and other evidence which may be requested by the Administrative Agent or any Lender necessary to comply with and/or administer any “know your customer” or other customer identification related policies and procedures required under applicable laws and regulations.

SECTION 3.02 Conditions Precedent to Each Borrowing and Term Loan Election. The obligation of each Lender to make each Advance (including the initial Advance) as part of a Borrowing and the effectiveness of any Term Loan Election shall be subject to the further conditions precedent that on the date of such Borrowing or Term Loan Election the following statements shall be true (and each of the giving of the applicable Notice of Borrowing and the acceptance by the relevant Borrower of the proceeds of such Advance or the notice of the Term Loan Election shall constitute a representation and warranty by such Borrower that on the date of such Advance or Term Loan Election the following statements shall be true): (x) the representations and warranties contained in Section 4.01 (other than the Excluded Representation) and, to the extent applicable, in the Designation Letter of such Borrower are correct in all material respects (other than any representation or warranty qualified by materiality

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or Material Adverse Effect, which shall be true and correct in all respects) on and as of the date of such Borrowing or notice of Term Loan Election, before and after giving effect to such Borrowing and to the application of the proceeds therefrom or such Term Loan Election, as though made on and as of such date (it being understood and agreed that any representation or warranty which expressly refers by its terms to a specified date shall be required to be true and correct in all material respects only as of such date), and (y) no event has occurred and is continuing, or would result from such Borrowing or from the application of the proceeds therefrom or from the Term Loan Election, that would constitute a Default or an Event of Default.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01 Representations and Warranties of the Company. The Company represents and warrants as follows:

(a) Corporate Existence. The Company is a corporation duly organized and validly existing under the laws of the State of Connecticut.

(b) Corporate Authorization, Etc. The execution, delivery and performance by the Company of this Agreement and the Notes are within the Company’s corporate powers, have been duly authorized by all necessary corporate action and do not contravene (i) the charter or bylaws of the Company or (ii) any law or contractual restriction binding on or affecting the Company or any of its Subsidiaries.

(c) No Approvals. No authorization, approval or action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Company of this Agreement or the Notes.

(d) Enforceability. This Agreement is and, upon issuance and delivery thereof in accordance with this Agreement, each Note will be the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms.

(e) Financial Information. The consolidated balance sheet of the Company and its Consolidated Subsidiaries as of December 30, 2017, and the related statements of income and retained earnings of the Company and its Consolidated Subsidiaries for the fiscal year then ended, copies of which have been furnished to the Lenders, fairly present in all material respects the financial condition of the Company and its Consolidated Subsidiaries as of such date and the results of the operations of the Company and its Consolidated Subsidiaries for the period ended on such date, all in accordance with GAAP consistently applied.

(f) No Litigation. Except as disclosed in the reports, schedules, forms, statements and other documents filed or furnished by the Company with the Securities Exchange Commission since December 30, 2017, filed on or prior to the date five days prior to the date hereof, there is no pending or (to the best of the Company’s knowledge) threatened action or proceeding against the Company or any of its Subsidiaries or relating to any of their respective properties before any court, governmental agency or arbitrator, which could reasonably be expected to have a Material Adverse Effect or which purports to affect the legality, validity or enforceability of this Agreement or any Note.

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(g) No Material Adverse Effect. Except as disclosed in the reports, schedules, forms, statements and other documents filed or furnished by the Company with the Securities Exchange Commission since December 30, 2017, filed on or prior to the date five days prior to the date hereof, there has been no event, act or condition which has had a Material Adverse Effect.

(h) Environmental Matters. Except as disclosed in the reports, schedules, forms, statements and other documents filed or furnished by the Company with the Securities Exchange Commission since December 30, 2017, filed on or prior to the date five days prior to the date hereof, neither the Company nor any of its Subsidiaries has received notice or otherwise obtained knowledge of any claim, demand, action, event, condition, report or investigation indicating or concerning any potential or actual liability which could reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect arising in connection with (i) any non-compliance with or violation of the requirements of any applicable federal, state or local environmental health or safety statutes or regulations, or (ii) the release or threatened release of any toxic or hazardous waste, substance or constituent into the environment.

(i) Investment Company. The Company is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(j) Disclosure. The information furnished in writing by or on behalf of any Loan Party to the Lenders in connection with the negotiation, execution and delivery of this Agreement or any other Loan Document does not contain any material misstatements of fact or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

(k) No Defaults. The Company (i) is not in default under or with respect to this Agreement or any Note, and (ii) is not in default under or with respect to any other agreement, instrument or undertaking to which it is a party or by which it or any of its property is bound in any respect which could reasonably be expected to result in a Material Adverse Effect.

(l) Use of Proceeds, Etc. All proceeds of each Advance will be used by each Borrower only in accordance with the provisions of Section 2.12. No Borrower is or will be engaged in the business of extending credit for the purpose of buying or carrying Margin Stock and no proceeds of any Advance will be used to extend credit to others for the purpose of buying or carrying any Margin Stock. Neither the making of any Advance nor the use of the proceeds thereof will violate or be inconsistent with the provisions of Regulations U or X issued by the Board of Governors of the Federal Reserve System.

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(m) Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions. The Company has implemented and maintains in effect policies and procedures reasonably designed to ensure compliance by the Company, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions, and the Company, its Subsidiaries, their respective officers and employees and, to the knowledge of the Company, their directors and agents, are in compliance with Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions in all material respects. None of (a) the Company, any Subsidiary or to the knowledge of the Company or such Subsidiary any of their respective directors, officers or employees, or (b) to the knowledge of the Company, any agent of any Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing, use of proceeds or other transaction contemplated by this Agreement will, directly or indirectly, be used (x) to fund any activities or business of or with a Sanctioned Person or in any Sanctioned Country, except to the extent permissible for a Person in compliance with Sanctions or (y) in any other manner in violation of any Anti-Corruption Law, any Anti-Money Laundering Law or applicable Sanctions.

(n) EEA Financial Institution. No Borrower is an EEA Financial Institution.

ARTICLE V

COVENANTS OF THE COMPANY

SECTION 5.01 Affirmative Covenants. So long as any Advance or any other amount owing hereunder shall remain unpaid or any Lender shall have any Commitment hereunder:

(a) Financial Information. The Company will furnish to the Lenders:

(i) Quarterly Financial Statements. Within 50 days after the close of each quarterly accounting period in each fiscal year of the Company, the consolidated balance sheet of the Company and its Consolidated Subsidiaries as at the end of such quarterly period and the related consolidated statement of income, retained earnings and cash flows for such quarterly period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period, in each case setting forth comparative figures for the related periods in the prior fiscal year.

(ii) Annual Financial Statements. Within 95 days after the close of each fiscal year of the Company, the consolidated balance sheet of the Company and its Consolidated Subsidiaries as at the end of such fiscal year and the related consolidated statement of income, retained earnings and cash flows for such fiscal year, setting forth comparative figures for the preceding fiscal year and reported on without qualification by independent certified public accountants of

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recognized national standing, in each case together with a report of such accounting firm stating that in the course of its regular audit of the consolidated financial statements of the Company, which audit was conducted in accordance with generally accepted auditing standards, such accounting firm has obtained no knowledge of any Default or Event of Default relating to accounting matters (including, without limitation, in respect of Section 5.01(f)), or if in the opinion of such accounting firm such a Default or an Event of Default has occurred and is continuing, a statement as to the nature thereof.

(iii) Officer’s Certificates. At the time of the delivery of the financial statements under clauses (i) and (ii) above, a certificate of a senior financial officer of the Company which certifies (x) that such financial statements fairly present the financial condition and the results of operations of the Company and its Consolidated Subsidiaries on the dates and for the periods indicated, and (y) that such officer has reviewed the terms of this Agreement and has made, or caused to be made under his or her supervision, a review in reasonable detail of the business and condition of the Company and its Consolidated Subsidiaries during the accounting period covered by such financial statements, and that as a result of such review such officer has concluded that no Default or Event of Default has occurred during the period commencing at the beginning of the accounting period covered by the financial statements accompanied by such certificate and ending on the date of such certificate or, if any Default or Event of Default has occurred, specifying the nature and extent thereof and, if continuing, the action the Company proposes to take in respect thereof. Such certificate shall set forth in reasonable detail the calculations required to establish whether the Company was in compliance with the provisions of Section 5.01(f) for the twelve-month period ending as at the end of the accounting period covered by the financial statements accompanied by such certificate.

(iv) Notice of Default or Litigation. Promptly after any Loan Party obtains knowledge thereof, notice of (i) the occurrence of any Default or Event of Default, or (ii) any litigation or governmental proceeding pending or threatened against any Loan Party or other event, act or condition which could reasonably be expected to result in a Material Adverse Effect.

(v) SEC Filings. Promptly upon transmission thereof, copies of all regular and periodic financial information, proxy materials and other information and reports, if any, which the Company shall file with the Securities and Exchange Commission or any governmental agencies substituted therefor or which the Company shall send to its stockholders.

(vi) Other Information. From time to time, and as soon as reasonably practicable, such other information or documents (financial or otherwise) as any Lender through the Administrative Agent may from time to time reasonably request.

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Reports and financial statements required to be delivered by the Company pursuant clauses (i), (ii) and (v) of this Section 5.01 (a) shall be deemed to have been delivered on the date on which it posts such reports, or reports containing such financial statements, on its website on the Internet at www.stanleyblackanddecker.com, or when such reports, or reports containing such financial statements are posted on the website of the Securities and Exchange Commission at www.sec.gov; provided that it shall deliver such paper copies of the reports and financial statements referred to in Clauses (i), (ii) and (v) of this Section 5.01(a) to the Administrative Agent or any Lender who request it to deliver such paper copies until written notice to cease delivering paper copies is given by the Administrative Agent or such Lender.

(b) Compliance with Law. The Company shall, and shall cause each of its Subsidiaries to, comply with all applicable laws, rules, statutes, regulations, decrees and orders of all governmental bodies, domestic or foreign, in respect of the conduct of their business and the ownership of their property, except such non-compliance as could not reasonably be expected to result in a Material Adverse Effect at the time of such non-compliance or in the foreseeable future. The Company shall maintain in effect and enforce policies and procedures reasonably designed to promote compliance by the Company, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions.

(c) Payment of Taxes. The Company shall pay or cause to be paid, and shall cause each of its Subsidiaries to pay or cause to be paid, when due, all taxes, charges and assessments and all other lawful claims required to be paid by the Company or such Subsidiaries, except (x) as contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves have been established with respect thereto in accordance with GAAP and (y) where such nonpayment could not reasonably be expected to result in a Material Adverse Effect.

(d) Preservation of Corporate Existence. Except as otherwise permitted by this Agreement, the Company shall, and shall cause each of its Subsidiaries to, do all things necessary to preserve, renew and keep in full force and effect its corporate existence (in the case of any Borrower, in a United States jurisdiction or a jurisdiction listed in Schedule II) and the licenses, permits, rights and franchises necessary to the proper conduct of its business, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries will engage in any business if, as a result, the general nature of the business, taken on a consolidated basis, which would then be engaged in by the Company and its Subsidiaries would be substantially changed from the general nature of the business engaged in by the Company and its Subsidiaries on the date of this Agreement.

(e) Maintenance of Books and Records. The Company will maintain financial records in accordance with GAAP, consistently applied. The representatives of the Administrative Agent or any of the Lenders shall have the right to visit and inspect any of the properties of the Company and of any of its Subsidiaries, to examine their books of account and records and take notes and make transcripts therefrom, and to

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discuss their affairs, finances and accounts with, and be advised as to the same by, their officers upon reasonable prior notice at such reasonable times and intervals as may be requested (subject to the standard policies of the Company and its Subsidiaries as to access, safety and, without prejudice to the reasonable requirements of lending institutions and their regulatory supervisors, confidentiality).

(f) Interest Coverage Ratio. The Company shall maintain, for each period of four consecutive fiscal quarters of the Company, an Interest Coverage Ratio of not less than 3.50 to 1.00.

SECTION 5.02 Negative Covenants. So long as any Advance or any other amount owing hereunder shall remain unpaid or any Lender shall have any Commitment hereunder:

(a) No Liens. The Company shall not, and shall not permit any of its Subsidiaries to, create, incur, assume or suffer to exist, directly or indirectly, any Lien on any Principal Property now owned or hereafter acquired (unless the Company secures the Advances made hereunder equally and ratably with such Lien), other than:

(i) Liens existing and disclosed to the Lenders in writing prior to the date hereof;

(ii) Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are being maintained in accordance with GAAP;

(iii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other Liens imposed by law created in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate bonds have been posted;

(iv) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(v) easements, rights-of-way, zoning and similar restrictions and other similar charges or encumbrances not interfering with the ordinary conduct of the business of the Company or any of its Subsidiaries and which do not detract materially from the value of the property to which they attach or impair materially the use thereof by the Company or any of its Subsidiaries;

(vi) Liens on property of any Person existing at the time such Person becomes a Subsidiary of the Company and not created in contemplation thereof;

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(vii) Liens securing Indebtedness owed by a Subsidiary of the Company to the Company or another Subsidiary of the Company;

(viii) any Lien arising solely by operation of law in the ordinary course of business or which is contained in a contract for the purchase or sale of goods or services entered into in the ordinary course of business;

(ix) Liens on any property existing at the time of acquisition but only if the amount of outstanding Indebtedness secured thereby does not exceed the lesser of the fair market value or the purchase price of the property as purchased;

(x) any Lien securing the purchase price of revenues or assets purchased after the date hereof or the cost of repairing or altering, constructing, developing or substantially improving all or any part of such revenues or assets; provided that such Lien attaches only to such revenues or assets (including any improvements) and the Indebtedness thereby secured does not exceed the lesser of the fair market value or the purchase price of the revenues or assets (including any improvements) as purchased;

(xi) any other Liens on Principal Properties securing Indebtedness which in the aggregate, together with Attributable Debt, does not exceed 10% of Consolidated Net Worth at any time outstanding; and

(xii) any extension, renewal or replacement of any of the Liens referred to above; provided that the Indebtedness secured by any such extension, renewal or replacement does not exceed the sum of the principal amount of the Indebtedness originally secured thereby and any fee incurred in connection with such transaction.

(b) Merger, Etc. The Company shall not (i) enter into any merger or consolidation, or liquidate, wind up or dissolve (or suffer any liquidation, wind-up or dissolution), discontinue its business or convey, lease, sell, transfer or otherwise dispose of, in one transaction or series of transactions, all or substantially all of its business or property, whether now or hereafter acquired, or (ii) permit any of its Subsidiaries to do so, if such action could reasonably be expected to have a Material Adverse Effect, except that (1) any wholly-owned Subsidiary of the Company may merge into or convey, sell, lease or transfer all or substantially all of its assets to, the Company or any other wholly-owned Subsidiary of the Company and (2) the Company or any of its Subsidiaries may enter into any merger or consolidation so long as in the case of a transaction involving the Company, the Company, or in the case of any other transaction, a Subsidiary of the Company, is the surviving entity in such transaction and, after giving effect thereto, no Default or Event of Default shall have occurred or be continuing.

(c) Sale-Leasebacks. The Company shall not, and shall not permit any of its Subsidiaries to, become liable, directly or indirectly, with respect to any lease, whether an operating lease or a Capital Lease, of any property (whether real or personal or mixed) whether now owned or hereafter acquired, (i) which the Company or such Subsidiary has

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sold or transferred or is to sell or transfer to any other Person, or (ii) which the Company or such Subsidiary intends to use for substantially the same purposes as any other property which has been or is to be sold or transferred by the Company or such Subsidiary to any other Person in connection with such lease. Notwithstanding the foregoing, the Company and its Subsidiaries shall be permitted to become liable with respect to the leases described above so long as all Attributable Debt, together with the Liens described in Section 5.02(a)(xi), does not exceed 10% of Consolidated Net Worth at any time outstanding.

(d) Use of Proceeds. No Borrower will request any Borrowing, or use, or permit its Subsidiaries and its or their respective directors, officers, employees and agents to use, the proceeds of any Borrowing (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, except to the extent permissible for a Person in compliance with Sanctions, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.01 Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:

(a) Any Borrower shall fail to pay when due (or, if any such failure is due solely to technical or administrative difficulties relating to the transfer of such amounts, within two Business Days after its due date) any principal of any Advance; or any Borrower shall fail to pay when due any interest on any Advance, any fee (other than the fees referenced in Section 2.03) or any other amount payable by it hereunder or under any Note and five (5) days shall have elapsed from the date such interest, fees or other amounts were due; or with respect to the fees payable pursuant to Section 2.03, any Borrower shall fail to pay any such fee when due and two Business Days shall have elapsed from the Company’s receipt of notice of such nonpayment from the Administrative Agent or any Lender; or

(b) Any representation or warranty made by any Loan Party herein or pursuant to this Agreement or any other Loan Document (including without limitation in any certificate of such Loan Party delivered pursuant hereto) shall prove to have been incorrect in any material respect when made or deemed made; or

(c) The Company or any other Loan Party, as applicable, shall fail to perform any term, covenant or agreement contained in Section 5.01(a)(iv), the first sentence of 5.01(d), 5.01(f) or 5.02 on its part to be performed or observed; or

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(d) Any Loan Party shall fail to perform any term, covenant or agreement contained in this Agreement (except those described in clauses (a) and (c) above) and such failure shall continue for 30 days; or

(e) A court having jurisdiction in the premises shall enter a decree or order for relief in respect of any Loan Party or any Principal Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or other similar official of such Loan Party or such Principal Subsidiary or for any substantial part of its property, or ordering the winding up or liquidation of its affairs and such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or

(f) Any Loan Party or any Principal Subsidiary shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or shall consent to the entry of any order for relief in an involuntary case under any such law, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, sequestrator or other similar official of such Loan Party or such Principal Subsidiary or for any substantial part of its property, or shall make any general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action in furtherance of any of the foregoing; or

(g) (A) Any Loan Party or any Principal Subsidiary shall fail to make any payment in respect of Indebtedness when due (whether by scheduled maturity, required prepayment, acceleration or otherwise, but after giving effect to any applicable grace period ) if the aggregate amount of such payment is $100,000,000 or more, or (B) any breach, default or event of default shall occur and be continuing (and applicable grace and notice periods shall have expired) under any agreement or indenture relating to any Indebtedness of such Loan Party or such Principal Subsidiary in an aggregate amount of $100,000,000 or more, and, except in the case of financial covenant defaults, the maturity of any such Indebtedness has been accelerated in accordance with the terms thereof; or

(h) (A) Any Termination Event shall occur, or (B) any Plan shall have an unfunded liability, which means the excess, if any, of a Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Plan’s assets, determined in accordance with the assumptions used for funding that Plan pursuant to Section 412 of the Internal Revenue Code for the applicable plan year, or (C) the Company or any member of its ERISA Controlled Group shall fail to pay when due an amount which it shall have become liable to pay to the PBGC, any Plan or a trust established under Title IV of ERISA, or (D) a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that an ERISA Plan must be terminated or have a trustee appointed to administer any ERISA Plan, or (E) the Company or a member of its ERISA Controlled Group suffers a partial or complete withdrawal from a Multiemployer Plan or is in “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan, or (F) a proceeding shall be instituted against the Company or any member of its ERISA Controlled Group to enforce Section 515 of ERISA, or (G) any other event or condition shall occur or exist with respect to any Plan, if such events, transactions or conditions set forth in clauses (A) through (G) above could singly or in the aggregate be reasonably expected to have a Material Adverse Effect; or

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(i) If there shall remain in force, undischarged, unsatisfied and unstayed, for more than 30 days, whether or not consecutive, any final judgment against any Loan Party or any Principal Subsidiary which, when added to any other outstanding final judgments which remain undischarged, unsatisfied and unstayed for more than 30 days against such Loan Party or any such Principal Subsidiary, exceeds $100,000,000;

then, and in any such event, the Administrative Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Company, declare the obligation of each Lender to make Advances to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Company, declare all Advances, the Notes, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon all Advances, the Notes, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by each Borrower; provided, however, that in the case of any of the Events of Default specified in clauses (e) or (f) above with respect to any Borrower, (A) the obligation of each Lender to make Advances shall automatically be terminated and (B) the Advances, the Notes, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by each Borrower.

ARTICLE VII

THE ADMINISTRATIVE AGENT

SECTION 7.01 Appointment and Authority. Each Lender hereby irrevocably appoints Citibank to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article (other than the provisions of Section 7.07) are solely for the benefit of the Administrative Agent and the Lenders, and neither the Company nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

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SECTION 7.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Company or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 7.03 Exculpatory Provisions. (a) The Administrative Agent’s duties hereunder and under the other Loan Documents are solely administrative in nature and the Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing;

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent or any of its Affiliates to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any bankruptcy or other debtor relief law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any bankruptcy or other debtor relief law;

(iii) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b) The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 8.01 or 8.03) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default or the event or events that give or may give rise to any Default or Event of Default unless and until the Company or any Lender shall have given notice to the Administrative Agent in writing describing such Default or Event of Default and such event or events.

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(c) The Administrative Agent and its Affiliates shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty, representation or other information made or supplied in or in connection with this Agreement, any other Loan Document or the Information Memorandum, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith or the adequacy, accuracy and/or completeness of the information contained therein, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other Loan Document or (v) the satisfaction of any condition set forth in Article 3 or elsewhere herein, other than (but subject to the foregoing clause (ii)) to confirm receipt of items expressly required to be delivered to the Administrative Agent.

(d) Nothing in this Agreement or any other Loan Document shall require the Administrative Agent or any of its Related Parties to carry out any “know your customer” or other checks in relation to any Person on behalf of any Lender and each Lender confirms to the Administrative Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Administrative Agent or any of its Related Parties.

SECTION 7.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by email and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Borrowing that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless an officer of the Administrative Agent responsible for the transactions contemplated hereby shall have received notice to the contrary from such Lender prior to the making of such Loan, and such Lender shall not have made available to the Administrative Agent such Lender’s ratable portion of such Borrowing. The Administrative Agent may consult with legal counsel (who may be counsel for the Company or any other Loan Party), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 7.05 Indemnification. The Lenders severally agree to indemnify the Administrative Agent (to the extent not reimbursed by the Company), ratably according to the respective amounts of their Commitments, as then or most recently in effect, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement and the Notes, or any action taken or omitted by the Administrative Agent under this Agreement and the Notes, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from the Administrative Agent’s gross negligence or willful

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misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Administrative Agent is not reimbursed for such expenses by the Company.

SECTION 7.06 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. Each such sub-agent and the Related Parties of the Administrative Agent and each such sub-agent shall be entitled to the benefits of all provisions of this Article 7 and Section 8.04 (as though such sub-agents were the “Administrative Agent” under the Loan Documents) as if set forth in full herein with respect thereto. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents affecting any of the other Lenders except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub agents.

SECTION 7.07 Resignation of Administrative Agent. (a) The Administrative Agent may at any time give notice of its resignation to the Lenders and the Company. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Company, to appoint a successor, which shall be a bank with an office in New York, or an Affiliate of any such bank with an office in New York, and which successor shall be reasonably acceptable to the Company. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Company and such Person remove such Person as Administrative Agent and appoint a successor, which shall be reasonably acceptable to the Company. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

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(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations as Administrative Agent hereunder and under the other Loan Documents and (2) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations as Administrative Agent hereunder or under the other Loan Documents. The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 8.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

SECTION 7.08 Non-Reliance on Administrative Agent and Other Parties. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

SECTION 7.09 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Persons acting as Bookrunners, Lead Arrangers or Syndication Agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, the Sub-Agent or as a Lender hereunder.

SECTION 7.10 Lender ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Company or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Commitments or this Agreement,

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(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Advances, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Advances, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Company or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Advances, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

A used in this Section, the following terms shall have the following meanings:

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

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“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, nor consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Company and the relevant other Loan Party, if applicable, and the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that (a) the written consent of the Company and each Lender directly affected thereby shall be required in order to amend or waive any provision of the Agreement or the Notes which would have the effect of (i) a reduction in principal, interest or fees payable to such Lender under this Agreement or the Notes, (ii) the postponement of any date fixed for the payment of any principal, interest or fees under this Agreement or the Notes, (iii) an increase in or extension of the Commitments or (iv) amending or waiving compliance with Section 2.08 or Section 2.14; (b) the written consent of the Company and all the Lenders shall be required in order to amend or waive any provision of the Agreement or the Notes which would have the effect of (i) amending or waiving compliance with the proviso to Section 2.01(a), Section 8.05 or this Section 8.01, (ii) amending the definition of Required Lenders or (iii) any release or modification of the Company’s guarantee under Article IX; (c) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement, and (d) the Commitment of any Lender shall not be extended without the prior written consent of such Lender.

SECTION 8.02 Notices, Communications and Treatment of Information. (a) Notices. (i) All notices, demands, requests, consents and other communications provided for in this Agreement shall be given in writing, or by any telecommunication device capable of creating a written record (including electronic mail), and addressed to the party to be notified as follows:

(1)	if to the Company or any other Loan Party,

Stanley Black & Decker, Inc.

1000 Stanley Drive

New Britain, Connecticut 06053

Attention of: Vice President Corporate Tax & Treasurer

Telecopier No.: (860) 827-3962

E-Mail Address: mike.bartone@sbdinc.com

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(2)	if to the Administrative Agent

Citibank, N.A.

Building #3

1615 Brett Road

New Castle, DE 19720

Attn: Bank Loans Syndications Department

Fax: (646) 274-5080

Email: GLAgentOfficeOps@citi.com

(3)	if to any Lender, to it at its address (or telecopier number) set forth in its Administrative Questionnaire or at such other address as shall be notified in writing (x) in the case of the Company and the Administrative Agent, to the other parties and (y) in the case of all other parties, to the Company and the Administrative Agent.

(ii) All notices, demands, requests, consents and other communications described in clause (i) shall be effective (1) if delivered by hand, including any overnight courier service, upon personal delivery, (2) if delivered by mail, when deposited in the mails, (3) if delivered by posting to an Approved Electronic Platform, an Internet website or a similar telecommunication device requiring that a user have prior access to such Approved Electronic Platform, website or other device (to the extent permitted by Section 8.02(b) to be delivered thereunder), when such notice, demand, request, consent and other communication shall have been made generally available on such Approved Electronic Platform, Internet website or similar device to the class of Person being notified (regardless of whether any such Person must accomplish, and whether or not any such Person shall have accomplished, any action prior to obtaining access to such items, including registration, disclosure of contact information, compliance with a standard user agreement or undertaking a duty of confidentiality) and such Person has been notified in respect of such posting that a communication has been posted to the Approved Electronic Platform and (4) if delivered by electronic mail or any other telecommunications device, when transmitted to an electronic mail address (or by another means of electronic delivery) as provided in clause (i); provided, however, that notices and communications to the Administrative Agent pursuant to Article 7 shall not be effective until received by the Administrative Agent; and provided further, however, that notices and communications to the Company delivered via telecopier, electronic mail or other telecommunications device shall not be effective until verbal confirmation of receipt of such communication by the Treasurer is provided to the sending party.

(iii) Notwithstanding clauses (i) and (ii) (unless the Administrative Agent requests that the provisions of clause (i) and (ii) be followed) and any other provision in this Agreement or any other Loan Document providing for the delivery of any Approved Electronic Communication by any other means, the Loan Parties shall deliver all Approved Electronic Communications to the Administrative Agent by properly transmitting such Approved Electronic Communications in an electronic/soft medium in a format acceptable to the Administrative Agent to oploanswebadmin@citigroup.com or

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such other electronic mail address (or similar means of electronic delivery) as the Administrative Agent may notify to the Company. Nothing in this clause (iii) shall prejudice the right of the Administrative Agent or any Lender to deliver any Approved Electronic Communication to any Loan Party in any manner authorized in this Agreement or to request that the Company effect delivery in such manner.

(b) Posting of Approved Electronic Communications. (i) Each of the Lenders and each Loan Party agrees that the Administrative Agent may, but shall not be obligated to, make the Approved Electronic Communications available to the Lenders by posting such Approved Electronic Communications on DebtDomain or a substantially similar electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).

(ii) Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Closing Date, a dual firewall and a User ID/Password Authorization System) and the Approved Electronic Platform is secured through a single-user-per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders and each Loan Party acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution. In consideration for the convenience and other benefits afforded by such distribution and for the other consideration provided hereunder, the receipt and sufficiency of which is hereby acknowledged, each of the Lenders and each Loan Party hereby approves distribution of the Approved Electronic Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(c) (i) THE APPROVED ELECTRONIC PLATFORM AND THE APPROVED ELECTRONIC COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. NONE OF THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES WARRANTS THE ACCURACY, ADEQUACY OR COMPLETENESS OF THE APPROVED ELECTRONIC COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM AND EACH EXPRESSLY DISCLAIMS ANY LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM EXCEPT FOR ERRORS OR OMISSIONS CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES IN CONNECTION WITH THE APPROVED ELECTRONIC COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM.

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(ii) Each of the Lenders and each Loan Party agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Approved Electronic Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally-applicable document retention procedures and policies.

(d) Confidentiality. Each of the Administrative Agent and the Lenders agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it or its Affiliates (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process or in connection with assignments or pledges made in accordance with Section 8.08(c), (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective party and direct or indirect counterparty (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives) to any swap, derivative or other transaction under which payments are to be made by reference to the Company and its obligations, this Agreement or payments hereunder or other credit insurance provider relating to the Company and its obligations, this Agreement or payments hereunder, (iii) any rating agency, or (iv) the CUSIP Service Bureau or any similar organization, (g) with the consent of the Company or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Company. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments.

For purposes of this Section, “Information” means all information received from the Company or any of its Subsidiaries relating to the Company or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Company or any of its Subsidiaries, provided that, in the case of information received from the Company or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

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(e) Treatment of Information. (i) Certain of the Lenders may enter into this Agreement and take or not take action hereunder or under the other Loan Documents on the basis of information that does not contain material non-public information with respect to any of the Loan Parties or their securities (“Restricting Information”). Other Lenders may enter into this Agreement and take or not take action hereunder or under the other Loan Documents on the basis of information that may contain Restricting Information. Each Lender acknowledges that United States federal and state securities laws prohibit any person from purchasing or selling securities on the basis of material, non-public information concerning the issuer of such securities or, subject to certain limited exceptions, from communicating such information to any other Person. Neither the Administrative Agent nor any of its Related Parties shall, by making any Communications (including Restricting Information) available to a Lender, by participating in any conversations or other interactions with a Lender or otherwise, make or be deemed to make any statement with regard to or otherwise warrant that any such information or Communication does or does not contain Restricting Information nor shall the Administrative Agent or any of its Related Parties be responsible or liable in any way for any decision a Lender may make to limit or to not limit its access to Restricting Information. In particular, none of the Administrative Agent or any of its Related Parties (i) shall have, and the Administrative Agent, on behalf of itself and each of its Related Parties, hereby disclaims, any duty to ascertain or inquire as to whether or not a Lender has or has not limited its access to Restricting Information, such Lender’s policies or procedures regarding the safeguarding of material, nonpublic information or such Lender’s compliance with applicable laws related thereto or (ii) shall have, or incur, any liability to any Loan Party or Lender or any of their respective Related Parties arising out of or relating to the Administrative Agent or any of its Related Parties providing or not providing Restricting Information to any Lender.

(ii) Each Loan Party agrees that (i) all Communications it provides to the Administrative Agent intended for delivery to the Lenders whether by posting to the Approved Electronic Platform or otherwise shall be clearly and conspicuously marked “PUBLIC” if such Communications do not contain Restricting Information which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (ii) by marking Communications “PUBLIC,” each Loan Party shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Communications as either publicly available information or not material information (although, in this latter case, such Communications may contain sensitive business information and, therefore, remain subject to the confidentiality undertakings of Section 8.02(c)) with respect to such Loan Party or its securities for purposes of United States Federal and state securities laws, (iii) all Communications marked “PUBLIC” may be delivered to all Lenders and may be made available through a portion of the Approved Electronic Platform designated “Public Side Information,” and (iv) the Administrative Agent shall be entitled to treat any Communications that are not marked “PUBLIC” as Restricting Information and may post such Communications to a portion of the Approved Electronic Platform not designated “Public Side Information.” Neither the Administrative Agent nor any of its Affiliates shall be responsible for any statement or other designation by a Loan Party regarding whether a Communication contains or does not contain material non-public information with respect to any of the Loan Parties or their securities nor shall the Administrative Agent or any of its Affiliates incur any liability to any Loan Party, any Lender or any other Person for any action taken by the Administrative Agent or any of its Affiliates based upon such statement or designation, including any action as a result of which

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Restricting Information is provided to a Lender that may decide not to take access to Restricting Information. Nothing in this clause (ii) shall modify or limit a Lender’s obligations under Section 8.02(b) with regard to Communications and the maintenance of the confidentiality of or other treatment of Information.

(iii) Each Lender acknowledges that circumstances may arise that require it to refer to Communications that might contain Restricting Information. Accordingly, each Lender agrees that it will nominate at least one designee to receive Communications (including Restricting Information) on its behalf and identify such designee (including such designee’s contact information) on such Lender’s Administrative Questionnaire. Each Lender agrees to notify the Administrative Agent from time to time of such Lender’s designee’s e-mail address to which notice of the availability of Restricting Information may be sent by electronic transmission.

(iv) Each Lender acknowledges that Communications delivered hereunder and under the other Loan Documents may contain Restricting Information and that such Communications are available to all Lenders generally. Each Lender that elects not to take access to Restricting Information does so voluntarily and, by such election, acknowledges and agrees that the Administrative Agent and other Lenders may have access to Restricting Information that is not available to such electing Lender. None of the Administrative Agent or any Lender with access to Restricting Information shall have any duty to disclose such Restricting Information to such electing Lender or to use such Restricting Information on behalf of such electing Lender, and shall not be liable for the failure to so disclose or use, such Restricting Information.

(v) The provisions of the foregoing clauses of this subsection (d) are designed to assist the Administrative Agent, the Lenders and the Loan Parties, in complying with their respective contractual obligations and applicable law in circumstances where certain Lenders express a desire not to receive Restricting Information notwithstanding that certain Communications hereunder or under the other Loan Documents or other information provided to the Lenders hereunder or thereunder may contain Restricting Information. Neither the Administrative Agent nor any of its Related Parties warrants or makes any other statement with respect to the adequacy of such provisions to achieve such purpose nor does the Administrative Agent or any of its Related Parties warrant or make any other statement to the effect that any Loan Party’s or Lender’s adherence to such provisions will be sufficient to ensure compliance by such Loan Party or Lender with its contractual obligations or its duties under applicable law in respect of Restricting Information and each of the Lenders and each Loan Party assumes the risks associated therewith.

SECTION 8.03 No Waiver; Remedies. No failure on the part of any Lender or the Administrative Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

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SECTION 8.04 Costs and Expenses; Breakage Indemnification. (a) The Company agrees to pay on demand all reasonable costs and expenses, if any (including, without limitation, reasonable counsel fees and expenses), of (i) the Administrative Agent in connection with the negotiation, syndication, execution and delivery of this Agreement, the other Loan Documents and the other documents delivered hereunder and (ii) the Administrative Agent and each Lender in connection with enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the Notes and the other documents to be delivered hereunder, including, without limitation, reasonable counsel fees and expenses in connection with the enforcement of rights under this Section 8.04(a).

(b) If any payment, prepayment or conversion of any Eurocurrency Rate Advance is made by the Company or a Designated Borrower, as applicable, to or for the account of a Lender other than on the last day of the Interest Period for such Advance, as a result of acceleration of the maturity of the Advances and the Notes pursuant to Section 6.01 or for any other reason, such Borrower shall, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses which it may reasonably incur as a result of such payment, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain such Advance.

(c) The Company agrees to indemnify and hold harmless the Administrative Agent and each Lender and each of their Related Parties (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of, or in connection with the preparation for a defense of, any investigation, litigation or proceeding arising out of, related to or in connection with the actual or proposed use of the proceeds of the Advances, including in connection with any acquisition or proposed acquisition by the Company or any Subsidiary of the Company of another Person or one or more businesses of another Person (whether by means of a stock purchase, asset acquisition or otherwise), whether or not such investigation, litigation or proceeding is brought by the Company, its directors, shareholders or creditors or an Indemnified Party or any other Person or any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. The Company agrees not to assert any claim against any Indemnified Party on any theory of liability, for consequential, indirect, special or punitive damages arising out of or otherwise relating to this Agreement or any of the transactions contemplated hereby or the actual or proposed use of the proceeds of the Advances.

(d) Without prejudice to the survival of any other agreement of the Loan Parties hereunder, the agreements and obligations of the Loan Parties contained in Sections 2.08, 2.10 and 8.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes.

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SECTION 8.05 Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) on account of the Advances owing to it (other than pursuant to Section 2.02(d), 2.06, 2.08, 2.10 or 8.04(b)) in excess of its ratable share of payments on account of the Advances obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Advances owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Company agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 8.05 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of the Company in the amount of such participation.

SECTION 8.06 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company, each Designated Borrower, the Administrative Agent and the Lenders and their respective successors and assigns, except that no Loan Party shall have the right to assign its rights or obligations hereunder or under any Note or any interest herein or therein (other than as permitted by Section 5.02(b)) without the prior written consent of all of the Lenders.

SECTION 8.07 Successors and Assigns. (a) Successors and Assigns Generally. No Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Advances at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Advances at the time owing to it or contemporaneous assignments that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender or an Affiliate of a Lender, no minimum amount need be assigned; and

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(B) in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Advances outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Advances of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof, unless each of the Administrative Agent and, so long as no Default or Event of Default has occurred and is continuing, the Company otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Advance or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate facilities on a non-pro rata basis.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:

(A) the consent of the Company (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment, or (y) such assignment is to an Affiliate of such Lender or a Lender; provided that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten Business Days after having received notice thereof; and

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Commitments or Advances if such assignment is to a Person that is not a Lender or an Affiliate of such Lender.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

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(v) No Assignment to Certain Persons. No such assignment shall be made to (A) the Company or any of the Company’s Affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural Person.

(vii) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations, or other compensating actions, including funding, with the consent of the Company and the Administrative Agent, the applicable pro rata share of Advances previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Advances. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.08 and 8.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

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(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at its address referred to in Section 8.02 a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Advances owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). In addition, the Administrative Agent shall give prompt written notice to the Company of its receipt and recording of any Assignment and Assumption. The entries in the Register shall be conclusive absent manifest error, and the Loan Parties, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Company and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Company or the Administrative Agent, sell participations to any Person (other than a natural Person or the Company or any of the Company’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Advances owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Loan Parties, the Administrative Agent, and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 7.05 with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver with respect to the following: (A) any reduction in principal, interest or fees payable to such Lender under this Agreement, (B) the postponement of any date fixed for the payment of any principal, interest or fees under this Agreement and (C) any amendments to the foregoing clauses (A) and (B) that affects such Participant. The Company agrees that each Participant shall be entitled to the benefits of Sections 2.08, 2.10 and 8.04 (subject to the requirements and limitations herein, including Section 8.08 and the requirements under Section 8.09 (it being understood that the documentation required under Section 8.09 shall be delivered to the Lender that sold such participation)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 8.10 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 2.08 or 2.10, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in law that occurs after the Participant acquired the applicable participation. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 2.09(b) as though it were a Lender; provided that such Participant agrees to be subject to Section 8.05 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a nonfiduciary agent of the Company, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each

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Participant’s interest in the Advances or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Certain Pledges. Anything in this Section 8.07 to the contrary notwithstanding, any Lender may assign and pledge all or any portion of its rights to payment of the Advances owing to it hereunder, including (i) to any Federal Reserve Bank (and its transferees) as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any applicable Operating Circular issued by such Federal Reserve Bank or Central Bank or (ii) to any central bank having jurisdiction over such Lender. No such assignment shall have the effect of releasing such Lender from its obligations hereunder.

SECTION 8.08 Limitation on Assignments and Participations. (a) Any Lender may, in connection with any actual or proposed assignment or participation pursuant to Section 8.07, disclose to the actual or proposed assignee or participant any information relating to any Loan Party furnished to such Lender by or on behalf of such Loan Party; provided that, to the extent required pursuant to Section 8.02(d), the actual or proposed assignee or participant shall have agreed prior to any such disclosure to preserve the confidentiality of any confidential information relating to such Loan Party received by it from such Lender or such Loan Party.

(b) Notwithstanding anything in Section 8.07 to the contrary, no Lender shall have the right to assign its rights and obligations hereunder or any interest therein or to sell participations to one or more banks or other financial institutions in all or a portion of its rights hereunder or any interest therein where the result of such assignment or participation would be reasonably expected to entitle the Lender to claim additional amounts pursuant to Section 2.02(d), 2.06, 2.08, 2.10 or 8.04 or would otherwise result in an increase in a Borrower’s obligations.

SECTION 8.09 Withholding. (a) If any Lender, or any Person that becomes a party to this Agreement pursuant to Section 8.07, is not incorporated under the laws of the United States of America or a state thereof, such Person agrees that, prior to the first date on which any payment is due to it hereunder, it will deliver to each of the Company and the Administrative Agent (i) two duly completed copies of United States Internal Revenue Service Form W-8BEN-E or W-8ECI or successor applicable form, as the case may be, certifying in each case that such Person is entitled to receive payments under this Agreement, without deduction or withholding of any United States federal income taxes, and (ii) an Internal Revenue Service Form W-8BEN-E or successor applicable form, or any other Internal Revenue Service Form prescribed by applicable law, as the case may be, to establish an exemption from United

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States backup withholding tax. Each Person which delivers to the Company the relevant Form pursuant to the preceding sentence further undertakes to deliver to each of the Company and the Administrative Agent two further copies of the relevant Form, or successor applicable forms, or other manner of certification, as the case may be, on or before the date that any such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Company and the Administrative Agent, and such extensions or renewals thereof as may reasonably be requested by the Company or the Administrative Agent, certifying that such Person is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, unless in any such case an event (including, without limitation, any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Person from duly completing and delivering any such form with respect to it and such Person advises the Company and the Administrative Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax, and in the case of a Form W-8BEN-E or any other Internal Revenue Service Form prescribed by applicable law, establishing an exemption from United States backup withholding tax.

(b) Each Lender described in Section 8.09(a) above, or that is otherwise treated as a non-U.S. financial institution pursuant to FATCA, shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (b), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

SECTION 8.10 Mitigation. In the event that any Lender claims any amounts under Sections 2.02(d), 2.06, 2.08, 2.10 or 8.04(b), it shall use all reasonable efforts (consistent with its internal policies and legal and regulatory restrictions) to take actions (including, without limitation, changing the jurisdiction of its Applicable Lending Office) so as to eliminate such additional amounts; provided that such Lender shall not be required to take any action if, in its reasonable judgment, such action would be materially disadvantageous to it.

SECTION 8.11 Governing Law; Waiver of Jury Trial. THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

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SECTION 8.12 Execution in Counterparts. This Agreement may be executed in any number of counterparts each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier or other electronic means shall be effective as delivery of an original manually executed counterpart of this Agreement.

SECTION 8.13 Submission to Jurisdiction; Etc.

(a) Submission to Jurisdiction. Each of the parties hereto irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against any other party hereto or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) Service of Process. Each Designated Borrower agrees that service of process in any action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to CT Corporation System (the “Process Agent”) as agent for such Designated Borrower in New York, New York for service of process at its address at 111 Eighth Avenue, New York, New York 10011, or at such other address of which the Administrative Agent shall have been notified in writing by such Designated Borrower; provided that, if the Process Agent ceases to act as such Designated Borrower’s agent for service of process, such Designated Borrower will, by an instrument reasonably satisfactory to the Administrative Agent, appoint another Person (subject to the approval of the Administrative Agent) in the Borough of Manhattan, New York, New York to act as such Designated Borrower’s agent for service of process. Each other party hereto irrevocably consents to service of process in the manner provided for notices in Section 8.02. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

(c) Waiver of Venue. Each of the parties hereto irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in a court referred to in paragraph (a) of this Section and a claim that such proceeding brought in such a court has been brought in an inconvenient forum.

SECTION 8.14 Judgment Currency. This is an international loan transaction in which the specification of Dollars or an Alternate Currency, as the case may be (the “Specified Currency”), and any payment in New York City or the country of the Specified Currency, as the case may be (the “Specified Place”), is of the essence, and, except as otherwise provided in this Agreement, the Specified Currency shall be the currency of account in all events

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relating to Advances denominated in the Specified Currency. Except as otherwise provided in this Agreement, the payment obligations of the Designated Borrowers under this Agreement and the other Loan Documents shall not be discharged by an amount paid in another currency or in another place, whether pursuant to a judgment or otherwise, to the extent that the amount so paid on conversion to the Specified Currency and transfer to the Specified Place under normal banking procedures does not yield the amount of the Specified Currency at the Specified Place due hereunder. If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in the Specified Currency into another currency (the “Second Currency”), the rate of exchange which shall be applied shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the Specified Currency with the Second Currency on the Business Day next preceding that on which such judgment is rendered. The obligation of each Designated Borrower in respect of any such sum due from it to the Administrative Agent or any Lender in respect of any judgment in any court shall, notwithstanding the rate of exchange actually applied in rendering such judgment, be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be due hereunder or under the Notes in the Second Currency to the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase and transfer to the Specified Place the Specified Currency with the amount of the Second Currency so adjudged to be due; and the Company hereby, as a separate obligation and notwithstanding any such judgment, agrees to indemnify the Administrative Agent or such Lender, as the case may be, against, and to pay the Administrative Agent or such Lender, as the case may be, on demand in the Specified Currency, any difference between the sum originally due to the Administrative Agent or such Lender, as the case may be, for such judgment in the Specified Currency and the amount of the Specified Currency so purchased and transferred.

SECTION 8.15 USA PATRIOT Act. Each Lender hereby notifies each Loan Party that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of the Borrowers and other information that will allow such Lender to identify the Loan Parties in accordance with the Act.

SECTION 8.16 No Fiduciary Duty. The Administrative Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Loan Parties. Each of the Loan Parties agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Lenders and any Loan Party, its stockholders or its affiliates. Each of the Loan Parties acknowledge and agree that (i) the transactions contemplated by the Loan Documents are arm’s-length commercial transactions between the Lenders, on the one hand, and each of the Loan Parties, on the other, (ii) in connection therewith and with the process leading to such transaction each of the Lenders is acting solely as a principal and not the agent or fiduciary of any Loan Party, its management, stockholders, creditors or any other person, (iii) no Lender has assumed an advisory or fiduciary responsibility in favor of any Loan Party with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether any Lender or any of its affiliates has advised or is currently advising any Loan Party on other matters) or any other obligation to any Loan

364-DAY CREDIT AGREEMENT

Party except the obligations expressly set forth in the Loan Documents and (iv) each of the Loan Parties has consulted its own legal and financial advisors to the extent it deemed appropriate. Each of the Loan Parties further acknowledges and agrees that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each of the Loan Parties agree that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to any Loan Party, in connection with such transaction or the process leading thereto.

SECTION 8.17 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

ARTICLE IX

GUARANTEE

SECTION 9.01 Guarantee. To induce the other parties to enter into this Agreement and for other valuable consideration, receipt of which is hereby acknowledged, the Company hereby unconditionally and irrevocably guarantees to the Administrative Agent, each Lender and their respective successors and permitted assigns the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the principal of and interest on the Advances to and the Notes of each other Loan Party and all other amounts whatsoever now or hereafter payable or becoming payable by each other Loan Party under this Agreement and each other Loan Document, in each case strictly in accordance with the terms thereof

364-DAY CREDIT AGREEMENT

(collectively, the “Guaranteed Obligations”). The Company hereby further agrees that if any other Loan Party shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Company will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal. This Section 9.01 is a continuing guarantee and is a guarantee of payment and is not merely a guarantee of collection and shall apply to all Guaranteed Obligations whenever arising.

SECTION 9.02 Acknowledgments, Waivers and Consents. The Company agrees that its obligations under Section 9.01 shall be primary, absolute, irrevocable and unconditional under any and all circumstances and that the guarantee therein is made with respect to any Guaranteed Obligations now existing or in the future arising. Without limiting the foregoing, the Company agrees that:

(a) The occurrence of any one or more of the following shall not affect the enforceability or effectiveness of this Article IX in accordance with its terms or affect, limit, reduce, discharge or terminate the liability of the Company, or the rights, remedies, powers and privileges of the Administrative Agent or any Lender, under this Article IX:

(i) any modification or amendment (including by way of amendment, extension, renewal or waiver), or any acceleration or other change in the time for payment or performance of the terms of all or any part of the Guaranteed Obligations or any Loan Document, or any other agreement or instrument whatsoever relating thereto, or any modification of the Commitments;

(ii) any release, termination, waiver, abandonment, lapse or expiration, subordination or enforcement of the liability of any other guarantee of all or any part of the Guaranteed Obligations;

(iii) any application of the proceeds of any other guarantee (including the obligations of any other guarantor of all or any part of the Guaranteed Obligations) to all or any part of the Guaranteed Obligations in any such manner and to such extent as the Administrative Agent may determine;

(iv) any release of any other Person (including any other guarantor with respect to all or any part of the Guaranteed Obligations) from any personal liability with respect to all or any part of the Guaranteed Obligations;

(v) any settlement, compromise, release, liquidation or enforcement, upon such terms and in such manner as the Administrative Agent may determine or as applicable law may dictate, of all or any part of the Guaranteed Obligations or any other guarantee of (including any letter of credit issued with respect to) all or any part of the Guaranteed Obligations;

(vi) the giving of any consent to the merger or consolidation of, the sale of substantial assets by, or other restructuring or termination of the corporate existence of, any other Loan Party or any other Person or any disposition of any shares of any Loan Party;

364-DAY CREDIT AGREEMENT

(vii) any proceeding against any other Loan Party or any other guarantor of all or any part of the Guaranteed Obligations or any collateral provided by any other Person or the exercise of any rights, remedies, powers and privileges of the Administrative Agent and the Lenders under the Loan Documents or otherwise in such order and such manner as the Administrative Agent may determine, regardless of whether the Administrative Agent or the Lenders shall have proceeded against or exhausted any collateral, right, remedy, power or privilege before proceeding to call upon or otherwise enforce this Article IX;

(viii) the entering into such other transactions or business dealings with any other Loan Party, any Subsidiary or affiliate thereof or any other guarantor of all or any part of the Guaranteed Obligations as the Administrative Agent or any Lender may desire; or

(ix) all or any combination of any of the actions set forth in this Section 9.02(a).

(b) The enforceability and effectiveness of this Article IX and the liability of the Company, and the rights, remedies, powers and privileges of the Administrative Agent and the Lenders, under this Article IX shall not be affected, limited, reduced, discharged or terminated, and the Company hereby expressly waives to the fullest extent permitted by law any defense now or in the future arising, by reason of:

(i) the illegality, invalidity or unenforceability of all or any part of the Guaranteed Obligations, any Loan Document or any other agreement or instrument whatsoever relating to all or any part of the Guaranteed Obligations;

(ii) any disability or other defense with respect to all or any part of the Guaranteed Obligations, including the effect of any statute of limitations that may bar the enforcement of all or any part of the Guaranteed Obligations or the obligations of any other guarantor of all or any part of the Guaranteed Obligations;

(iii) the illegality, invalidity or unenforceability of any security for or other guarantee (including any letter of credit) of all or any part of the Guaranteed Obligations or the lack of perfection or continuing perfection or failure of the priority of any Lien on any collateral for all or any part of the Guaranteed Obligations;

(iv) the cessation, for any cause whatsoever, of the liability of any other Loan Party or any other guarantor with respect to all or any part of the Guaranteed Obligations (other than, subject to Section 9.03, by reason of the full payment of all Guaranteed Obligations);

364-DAY CREDIT AGREEMENT

(v) any failure of the Administrative Agent or any Lender to marshal assets in favor of any other Loan Party or any other Person (including any other guarantor of all or any part of the Guaranteed Obligations), to exhaust any collateral for all or any part of the Guaranteed Obligations, to pursue or exhaust any right, remedy, power or privilege it may have against such other Loan Party or any other guarantor of all or any part of the Guaranteed Obligations or any other Person or to take any action whatsoever to mitigate or reduce such or any other Person’s liability, the Administrative Agent and the Lenders being under no obligation to take any such action notwithstanding the fact that all or any part of the Guaranteed Obligations may be due and payable and that such other Loan Party may be in default of its obligations under any Loan Document;

(vi) any counterclaim, set-off or other claim which any other Loan Party or any other guarantor of all or any part of the Guaranteed Obligations has or claims with respect to all or any part of the Guaranteed Obligations, or any counterclaim, set-off or other claim which the Company may have with respect to all or any part of any obligations owed to the Company by the Administrative Agent or any Lender (other than, without prejudice to Section 9.03, any counterclaim or other claim that the amount of such Guaranteed Obligation which is being claimed has been finally paid in full);

(vii) any failure of the Administrative Agent or any Lender or any other Person to file or enforce a claim in any bankruptcy or other proceeding with respect to any Person;

(viii) any bankruptcy, insolvency, reorganization, winding-up or adjustment of debts, or appointment of a custodian, liquidator or the like of it, or similar proceedings commenced by or against any Person, including any discharge of, or bar or stay against collecting, all or any part of the Guaranteed Obligations (or any interest on all or any part of the Guaranteed Obligations) in or as a result of any such proceeding;

(ix) any action taken by the Administrative Agent or any Lender that is authorized under this Article IX or by any other provision of any Loan Document or any omission to take any such action;

(x) any law, regulation, decree or order of any jurisdiction or Governmental Authority or any event affecting any term of the Guaranteed Obligations; or

(xi) any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor.

(c) To the fullest extent permitted by law, the Company expressly waives, for the benefit of the Administrative Agent and the Lenders, all diligence, presentment, demand for payment or performance, notices of nonpayment or nonperformance, protest, notices of protest, notices of dishonor and all other notices or demands of any kind or

364-DAY CREDIT AGREEMENT

nature whatsoever, and any requirement that the Administrative Agent or any Lender exhaust any right, power or remedy or proceed against any other Loan Party under any Loan Document or other agreement or instrument referred to herein or therein, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations, and all notices of acceptance of this Article IX or of the existence, creation, incurring or assumption of new or additional Guaranteed Obligations.

SECTION 9.03 Reinstatement. The obligations of the Company under this Article IX shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any other Loan Party in respect of the Guaranteed Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any Lender, whether as a result of insolvency, any proceedings in bankruptcy, dissolution, liquidation or reorganization or otherwise.

SECTION 9.04 Subrogation. The Company hereby agrees that, until the final payment in full of all Guaranteed Obligations, it shall not exercise any right or remedy arising by reason of any performance by it of its guarantee in Section 9.01, whether by subrogation, reimbursement, contribution or otherwise, against any other Loan Party or any other guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations.

SECTION 9.05 Remedies. The Company agrees that, as between the Company and the Administrative Agent and the Lenders, the obligations of any other Loan Party under this Agreement or any other Loan Documents may be declared to be forthwith due and payable as provided in Section 6.01 (and shall be deemed to have become automatically due and payable in the circumstances provided in said Section 6.01) for purposes of Section 9.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against such other Loan Party and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by such other Loan Party) shall forthwith become due and payable by the Company for purposes of Section 9.01.

SECTION 9.06 Payments. Each payment by the Company under this Article IX shall be made in accordance with Section 2.09 in the Currency in which the Guaranteed Obligations in respect of which such payment is made are denominated, without deduction, set-off or counterclaim at the Administrative Agent’s Account and free and clear of any and all present and future Taxes.

[remainder of page intentionally left blank]

364-DAY CREDIT AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective signatories thereunto duly authorized, as of the date first above written.

STANLEY BLACK & DECKER, INC.

By:	/s/ Robert T. Paternostro
Name: Robert T. Paternostro
Title: Vice President, Treasury

CITIBANK, N.A.,
as Administrative Agent and as Lender

By:	/s/ Carolyn Kee
Name: Carolyn Kee
Title: Vice President

364-DAY CREDIT AGREEMENT

LENDERS

BANK OF AMERICA, N.A

By:	/s/ Michael Contreras
Name: Michael Contreras
Title: Vice President

JPMORGAN CHASE BANK, N.A

By:	/s/ James Shender
Name: James Shender
Title: Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Kay Reedy
Name: Kay Reedy
Title: Managing Director

BARCLAYS BANK PLC

By:	/s/ Craig Malloy
Name: Craig Malloy
Title: Director

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

By:	/s/ William O’Daly
Name: William O’Daly
Title: Authorized Signatory

By:	/s/ Whitney Gaston
Name: Whitney Gaston
Title: Authorized Signatory

364-DAY CREDIT AGREEMENT

DEUTSCHE BANK AG NEW YORK BRANCH

By:	/s/ Ming K. Chu
Name: Ming K. Chu
Title: Director

By:	/s/ Virginia Cosenza
Name: Virginia Cosenza
Title: Vice President

GOLDMAN SACHS BANK USA

By:	/s/ Ryan Durkin
Name: Ryan Durkin
Title: Authorized Signatory

MORGAN STANLEY BANK, N.A.

By:	/s/ Michael King
Name: Michael King
Title: Authorized Signatory

MUFG BANK, LTD.

By:	/s/ Maria Iarriccio
Name: Maria Iarriccio
Title: Director

ROYAL BANK OF CANADA

By:	/s/ Raja Khanna
Name: Raja Khanna
Title: Authorized Signatory

364-DAY CREDIT AGREEMENT

BNP PARIBAS

By:	/s/ Andy Strait
Name: Andy Strait
Title: Managing Director

By:	/s/ Nader Tannous
Name: Nader Tannous
Title: Managing Director

HSBC BANK USA, NATIONAL ASSOCIATION

By:	/s/ Peter Martin
Name: Peter Martin
Title: VP

SKANDINAVISKA ENSKILDA BANKEN AB (PUBL)

By:	/s/ Penny Neville-Park
Name: Penny Neville-Park
Title:

By:	/s/ Andrew Moore
Name: Andrew Moore
Title:

THE BANK OF NEW YORK MELLON

By:	/s/ Daniel Koller
Name: Daniel Koller
Title: Vice President

364-DAY CREDIT AGREEMENT

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Kenneth R. Fieler
Name: Kenneth R. Fieler
Title: Vice President

BANK OF CHINA, NEW YORK BRANCH

By:	/s/ Raymond Qiao
Name: Raymond Qiao
Title: Executive Vice President

COMMERZBANK AG, NEW YORK BRANCH

By:	/s/ Pedro Bell
Name: Pedro Bell
Title: Managing Director

By:	/s/ Veli-Matti Ahonen
Name: Veli-Matti Ahonen
Title: Vice President

ING BANK N.V., DUBLIN BRANCH

By:	/s/ Cormac Langford
Name: Cormac Langford
Title: Director

By:	/s/ Sean Hassett
Name: Sean Hassett
Title: Director

SUNTRUST BANK

By:	/s/ Chris Hursey
Name: Chris Hursey
Title: Director

364-DAY CREDIT AGREEMENT

THE BANK OF NOVA SCOTIA

By:	/s/ Michael Grad
Name: Michael Grad
Title: Director

364-DAY CREDIT AGREEMENT

SCHEDULE I

LENDERS AND COMMITMENTS

Lenders	Commitment
Citibank, N.A.	$81,666,666.67
Bank of America, N.A.	$81,666,666.66
JPMorgan Chase Bank, N.A.	$81,666,666.66
Wells Fargo Bank, National Association	$81,666,666.66
Barclays Bank PLC	$60,000,000.00
Credit Suisse AG, Cayman Islands Branch	$60,000,000.00
Deutsche Bank AG New York Branch	$60,000,000.00
Goldman Sachs Bank USA	$60,000,000.00
Morgan Stanley Bank, N.A.	$36,000,000.00
MUFG Bank, Ltd.	$24,000,000.00
Royal Bank of Canada	$60,000,000.00
BNP Paribas	$37,666,666.67
HSBC Bank USA, National Association	$37,666,666.67
Skandinaviska Enskilda Banken AB (publ)	$37,666,666.67
The Bank of New York Mellon	$37,666,666.67
U.S. Bank National Association	$37,666,666.67
Bank of China, New York Branch	$25,000,000.00
Commerzbank AG, New York Branch	$25,000,000.00
ING Bank N.V., Dublin Branch	$25,000,000.00
SunTrust Bank	$25,000,000.00
The Bank of Nova Scotia	$25,000,000.00
TOTAL	$1,000,000,000

SCHEDULE I

Schedule II

DESIGNATED BORROWER JURISDICTIONS

United Kingdom

Belgium

Luxembourg

Switzerland

SCHEDULE II

EXHIBIT A

NOTICE OF BORROWING

Citibank, N.A., as Administrative Agent

    for the Lenders parties

    to the Credit Agreement

    referred to below

1615 Brett Rd.

Building #3

New Castle, DE 19720

Attn: Bank Loan Syndications

[Date]

Ladies and Gentlemen:

The undersigned, Stanley Black & Decker, Inc., refers to the 364-Day Credit Agreement, dated as of September 12, 2018 (as amended, modified or supplemented from time to time, the “Credit Agreement”, the terms defined therein being used herein as therein defined), among the undersigned, certain Designated Borrowers, certain Lenders parties thereto, and Citibank, N.A., as Administrative Agent for said Lenders, and hereby gives you notice, irrevocably, pursuant to Section 2.02 of the Credit Agreement that the undersigned hereby requests a Borrowing on the following terms under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.02(b) of the Credit Agreement:

(i) The Borrower is                 .

(ii) The Business Day of the Proposed Borrowing is             , 20    .

[(iii) The Type of Advances comprising the Proposed Borrowing is [Base Rate]1 [Eurocurrency Rate]].

(iv) The aggregate amount of the Proposed Borrowing is [$]2 [€]             .

[(v)] The Initial Interest Period for each Eurocurrency Rate Advance made as part of the Proposed Borrowing is month[s]].

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:

[1]	not available for any Designated Borrower
[2]	not available for any Designated Borrower

A2-1

(A) the representations and warranties contained in Section 4.01 of the Credit Agreement (other than the Excluded Representation) are correct in all material respects (other than any representation or warranty qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects), before and after giving effect to the Proposed Borrowing and to the application of the proceeds therefrom, as though made on and as of such date; and

(B) no event has occurred and is continuing, or would result from such Proposed Borrowing or from the application of the proceeds therefrom, which constitutes a Default or Event of Default.

Very truly yours,

STANLEY BLACK & DECKER, INC.

By
Name:
Title:

A2-2

EXHIBIT B

NOTICE OF CONVERSION OR CONTINUATION

[Date]

Citibank, N.A., as Administrative Agent

    for the Lenders parties

    to the Credit Agreement

    referred to below

1615 Brett Rd.

Building #3

New Castle, DE 19720

Attn: Bank Loan Syndications

Ladies and Gentlemen:

The undersigned, Stanley Black & Decker, Inc., refers to the 364-Day Credit Agreement, dated as of September 12, 2018 (as amended, modified or supplemented from time to time, the “Credit Agreement”, the terms defined therein being used herein as therein defined), among the undersigned, certain Lenders parties thereto, and Citibank, N.A., as Administrative Agent for said Lenders, and hereby gives you notice, pursuant to Section 2.04(b) of the Credit Agreement that [the undersigned] [NAME OF DESIGNATED BORROWER] hereby elects to [convert][continue] the Borrowing consisting of [Base Rate][Eurocurrency Rate] Advances:

(i) which is in the amount of is [$]3 [€]             ;

(ii) which, in the case of a Borrowing consisting of Eurocurrency Rate Advances, has an Interest Period of month(s);4 and

(iii) which was borrowed (or previously converted or continued) on             , 20    .

[3]	not available for any Designated Borrower
[4]	Omit clause (ii) if Committed Borrowing consisted of Base Rate Advances.

B-1

Such [conversion][continuation] shall become effective on             , 20     , at which time such Advances shall be [converted into][continued as] [Base Rate]5[Eurocurrency Rate] Advances:

(i) which is in the amount of is [$]6 [€]             ;7 and

(ii) which has an Interest Period of month(s)8.

Very truly yours,

STANLEY BLACK & DECKER, INC.

By
Name:
Title:

[5]	not available for any Designated Borrower
[6]	not available for any Designated Borrower
[7]	Omit clause (i) if conversion or continuation is for an entire amount of Committed Borrowing.
[8]	Omit clause (ii) if conversion is into Base Rate Advance.

B-2

EXHIBIT C-1

FORM OF OPINION OF BROWN RUDNICK

[TO BE PROVIDED]

C1-1

EXHIBIT C-2

FORM OF OPINION OF SPECIAL NEW YORK COUNSEL TO

THE ADMINISTRATIVE AGENT

September 12, 2018

To the Initial Lenders party to the Credit

Agreement referred to below and to

Citibank, N.A., as Administrative Agent

Stanley Black & Decker, Inc.

Ladies and Gentlemen:

We have acted as counsel to Citibank, N.A., as Administrative Agent (the “Agent”), in connection with the 364-Day Credit Agreement, dated as of September 12, 2018 (the “Credit Agreement”), among Stanley Black & Decker, Inc., a Connecticut corporation (the “Company”), and each of you. Unless otherwise defined herein, terms defined in the Credit Agreement are used herein as therein defined.

In that connection, we have reviewed originals or copies of the following documents:

(a) A copy of the Credit Agreement executed by the Company and

(b) The Notes executed by the Company and delivered on the date hereof.

The documents described in the foregoing clauses (a) and (b) are collectively referred to herein as the “Opinion Documents.”

We have also reviewed originals or copies of such other agreements and documents as we have deemed necessary as a basis for the opinions expressed below.

In our review of the Opinion Documents and other documents, we have assumed:

A. The genuineness of all signatures.

B. The authenticity of the originals of the documents submitted to us.

C. The conformity to authentic originals of any documents submitted to us as copies.

D. As to matters of fact, the truthfulness of the representations made in the Credit Agreement and the other Opinion Documents.

C-2-1

E. That each of the Opinion Documents is the legal, valid and binding obligation of each party thereto, other than the Loan Parties, enforceable against each such party in accordance with its terms.

F. That:

(i) Each Loan Party is an entity duly organized and validly existing under the laws of the jurisdiction of its organization.

(ii) Each Loan Party has full power to execute, deliver and perform, and has duly executed and delivered, the Opinion Documents to which it is a party.

(iii) The execution, delivery and performance by each Loan Party of the Opinion Documents to which it is a party have been duly authorized by all necessary action (corporate or otherwise) and do not:

(1) contravene its certificate or articles of incorporation, by-laws or other organizational documents;

(2) except with respect to Generally Applicable Law, violate any law, rule or regulation applicable to it; or

(3) result in any conflict with or breach of any agreement or document binding on it of which any addressee hereof has knowledge, has received notice or has reason to know.

(iv) Except with respect to Generally Applicable Law, no authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or (to the extent the same is required under any agreement or document binding on it of which an addressee hereof has knowledge, has received notice or has reason to know) any other third party is required for the due execution, delivery or performance by any Loan Party of any Opinion Documents to which it is a party or, if any such authorization, approval, action, notice or filing is required, it has been duly obtained, taken, given or made and is in full force and effect.

We have not independently established the validity of the foregoing assumptions.

“Generally Applicable Law” means the federal law of the United States of America, and the law of the State of New York (including the rules or regulations promulgated thereunder or pursuant thereto), that a New York lawyer exercising customary professional diligence would reasonably be expected to recognize as being applicable to the Loan Parties, the Opinion Documents or the transactions governed by the Opinion Documents. Without limiting the generality of the foregoing definition of Generally Applicable Law, the term “Generally Applicable Law” does not include any law, rule or regulation that is applicable to any Loan Party, the Opinion Documents or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Opinion Documents or any of its affiliates due to the specific assets or business of such party or such affiliate.

C-2-2

Based upon the foregoing and upon such other investigation as we have deemed necessary and subject to the qualifications set forth below, we are of the opinion that each Opinion Document is the legal, valid and binding obligation of each Loan Party, enforceable against such Loan Party in accordance with its terms.

Our opinion expressed above is subject to the following qualifications:

(a) Our opinion is subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally (including without limitation all laws relating to fraudulent transfers).

(b) Our opinion is subject to the effect of general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law).

(c) We express no opinion with respect to the enforceability of indemnification provisions, or of release or exculpation provisions, contained in the Opinion Documents to the extent that enforcement thereof is contrary to public policy regarding the indemnification against or release or exculpation of criminal violations, intentional harm or violations of securities laws.

(d) We express no opinion with respect to the enforceability of any indemnity against loss in converting into a specified currency the proceeds or amount of a court judgment in another currency.

(e) We express no opinion with respect to Section 8.13 of the Credit Agreement to the extent that such Section (i) implies that a federal court of the United States has subject matter jurisdiction or (ii) purports to grant any court exclusive jurisdiction.

(f) We express no opinion as to whether inclusion of the bail-in clause in Section 8.17 of the Credit Agreement or any Bail-In Action under it will be given effect.

(g) Our opinion is limited to Generally Applicable Law.

A copy of this opinion letter may be delivered by any of you to any person that becomes a Lender in accordance with the provisions of the Credit Agreement. Any such person may rely on the opinions expressed above as if this opinion letter were addressed and delivered to such person on the date hereof.

This opinion letter is rendered to you in connection with the transactions contemplated by the Opinion Documents. This opinion letter may not be relied upon by you or any person entitled to rely on this opinion pursuant to the preceding paragraph for any other purpose without our prior written consent.

C-2-3

This opinion letter speaks only as of the date hereof. We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact, that may occur after the date of this opinion letter that might affect the opinions expressed herein.

Very truly yours,

SLH

C-2-4

EXHIBIT D

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]9 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]10 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]11 hereunder are several and not joint.]12 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including without limitation any letters of credit, guarantees, and swingline loans included in such facilities), and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

[9]

For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

[10]

For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

[11]	Select as appropriate.
[12]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

1.	Assignor[s]: ______________________________
______________________________

[Assignor	[is] [is not] a Defaulting Lender]

2.	Assignee[s]: ______________________________
______________________________

[for	each Assignee, indicate [Affiliate]of [identify Lender]

3.	Borrower(s): Stanley Black & Decker, Inc.

4.	Administrative Agent: Citibank, N.A., as the administrative agent under the Credit Agreement

5.

Credit Agreement: The $1,000,000,000 364-Day Credit Agreement dated as of September 12, 2018 among Stanley Black & Decker, Inc., as Borrower, the Lenders parties thereto, Citibank, N.A., as Administrative Agent, and the other agents parties thereto

6.	Assigned Interest[s]:

Assignor[s][13]	Assignee[s][14]	Aggregate Amount of Commitment /Advances for all Lenders[15]	Amount of Commitment /Advances Assigned[8]	Percentage Assigned of Commitment / Advances[16]	CUSIP Number
		$	$	%
		$	$	%
		$	$	%

[7.	Trade Date: ______________][17]

[13]	List each Assignor, as appropriate.
[14]	List each Assignee, as appropriate.
[15]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[16]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Advances of all Lenders thereunder.
[17]	To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

Effective Date: _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S][18]
[NAME OF ASSIGNOR]

By:
Title:

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE[S][19]
[NAME OF ASSIGNEE]

By:
Title:

[NAME OF ASSIGNEE]

By:
Title:

[Consented to and][20] Accepted:
[NAME OF ADMINISTRATIVE AGENT], as Administrative Agent

By
Name:
Title:

[Consented to:][21]
[NAME OF RELEVANT PARTY]

By
Name:
Title:

[18]	Add additional signature blocks as needed.
[19]	Add additional signature blocks as needed.
[20]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[21]	To be added only if the consent of the Borrower and/or other parties is required by the terms of the Credit Agreement.

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Company, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 8.07(b)(iii), (v) and (vi) of the Credit Agreement (subject to such consents, if any, as may be required under Section 8.07(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) [if it is a Foreign Lender] attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

ANNEX 1

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignee whether such amounts have accrued prior to, on or after the Effective Date. The Assignor[s] and the Assignee[s] shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves. Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to [the][the relevant] Assignee.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy or other electronic means shall be effective as delivery of an original manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

ANNEX 1

EXHIBIT E

PROMISSORY NOTE

[$][€]	Dated:

FOR VALUE RECEIVED, the undersigned, [STANLEY BLACK & DECKER, INC., a Connecticut corporation] [DESIGNATED BORROWER, a [                ] corporation] (the “Borrower”), HEREBY PROMISES TO PAY to the order of [NAME OF LENDER] (the “Lender”) the principal sum of [$][€]                 or, if less, the aggregate principal amount of all Advances made by the Lender to the Borrower pursuant to the Credit Agreement referred to below outstanding on the Termination Date or, if applicable, the Maturity Date, and such amount shall be paid on or prior to such date as provided in the Credit Agreement referred to below.

Capitalized terms used herein and not defined herein shall have the meanings provided in the Credit Agreement referred to below.

The Borrower promises to pay interest on the principal amount of each Advance from the date of such Advance until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement referred to below.

Both principal of and interest on each Advance are payable in the Currency in which such Advance was denominated to Citibank, N.A., as Administrative Agent, at the Administrative Agent’s Account in the Principal Financial Center for such Currency for the account of the Lender, in same day funds. Each Advance made by the Lender to the Borrower and the maturity thereof, and all payments made on account of the principal amount thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is a part of this Promissory Note, which recordation shall be conclusive and binding absent manifest error but the failure to make such recording shall not have any effect on the Lender’s rights hereunder.

This Promissory Note is one of the Notes referred to in, and is entitled to the benefits of, the 364-Day Credit Agreement dated as of September 12, 2018 (as amended, modified or supplemented from time to time, the “Credit Agreement”), among [Stanley Black & Decker, Inc./the Borrower], certain Designated Borrowers (if any), the Lender and certain other lenders parties thereto, and Citibank, N.A., as Administrative Agent for the Lender and such other lenders. The Credit Agreement, among other things, (i) provides for the making of Advances by the Lender to the Borrower from time to time in an aggregate amount not to exceed at any time outstanding the Dollar amount first above mentioned, the indebtedness of the Borrower resulting from each such Advance being evidenced by this Promissory Note, (ii) contains provisions for determining the Dollar Equivalent of Advances denominated in Alternate Currencies and (iii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

E-1

[STANLEY BLACK & DECKER, INC.]
[DESIGNATED BORROWER]

By
Name:
Title:

By
Name:
Title:

E-2

EXHIBIT F

FORM OF DESIGNATION LETTER

[Date]

To Citibank, N.A.,

    as Administrative Agent

1615 Brett Rd.

Building #3

New Castle, DE 19720

Attn: Bank Loan Syndications

Ladies and Gentlemen:

We make reference to the $1,000,000,000 364-Day Credit Agreement dated as of September 12, 2018 (the “Credit Agreement”) among Stanley Black & Decker, Inc. (the “Company”), certain Designated Borrowers (if any), the Lenders party thereto and Citibank, N.A., as Administrative Agent. Terms defined in the Credit Agreement are used herein as defined therein.

The Company hereby designates [                    ] (the “Designated Borrower”), a corporation duly incorporated under the laws of [                    ] and a Subsidiary, as a Company in accordance with Section 2.14 of the Credit Agreement.

The Designated Borrower hereby accepts the above designation and hereby expressly and unconditionally accepts all of the obligations of a Borrower under the Credit Agreement, adheres to the Credit Agreement and agrees and confirms that, upon your execution and return to the Company of the enclosed copy of this letter, it shall be a Borrower for all purposes of the Credit Agreement, joins in each of the waivers, appointments and submissions in Article VIII thereof, and will perform and comply with the terms and provisions of the Credit Agreement applicable to it as if it had originally executed the Credit Agreement as a Borrower. The Designated Borrower hereby authorizes and empowers the Company to act as its representative and attorney-in-fact for the purposes of signing documents and giving and receiving notices (including notices of Borrowing under the Credit Agreement) and other communications in connection with the Credit Agreement and the transactions contemplated thereby and for the purposes of modifying or amending any provision of the Credit Agreement and further agrees that the Administrative Agent and each Lender may conclusively rely on the foregoing authorization.

The Designated Borrower represents and warrants to the Administrative Agent and each Lender the following:

(a) Corporate Existence. The Designated Borrower is an entity duly organized and validly existing under the laws of its jurisdiction of formation.

(b) Corporate Authorization, Etc. The performance of its obligations under the Credit Agreement and the execution, delivery and performance by the Designated Borrower of this Designation Letter and any Note executed by the Designated Borrower are within the Designated Borrower’s corporate powers, have been duly authorized by all necessary corporate action and do not contravene (i) the Designated Borrower’s charter documents of (ii) any law or contractual restriction binding on or affecting the Designated Borrower.

(c) No Approvals. No authorization, approval or action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Designated Borrower’s of this Designation Letter and any Note executed by the Designated Borrower or the performance of its obligations under the Credit Agreement.

(d) Enforceability. Each of the Credit Agreement and this Designation Letter is and, upon issuance and delivery thereof in accordance with the Credit Agreement, each Note executed by the Designated Borrower will be the legal, valid and binding obligations of the Designated Borrower, enforceable against the Designated Borrower in accordance with their respective terms.

(e) Investment Company. The Designated Borrower is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(f) No Defaults. The Designated Borrower is not in default under or with respect to any agreement, instrument or undertaking to which it is a party or by which it or any of its property is bound in any respect which could reasonably be expected to result in a Material Adverse Effect.

(g) Use of Proceeds, Etc. All proceeds of each Advance made to the Designated Borrower will be used by it only in accordance with the provisions of Section 2.12 of the Credit Agreement. It is not, nor will be, engaged in the business of extending credit for the purpose of buying or carrying Margin Stock and no proceeds of any Advance will be used by it to extend credit to others for the purpose of buying or carrying any Margin Stock. Neither the making of any Advance to the Designated Borrower nor the use of the proceeds thereof will violate or be inconsistent with the provisions of Regulations U or X issued by the Board of Governors of the Federal Reserve System.

[(h) The information included in the Beneficial Ownership Certification provided by the Designated Borrower to any Lender pursuant to the provisions of the Credit Agreement is true and correct in all respects as of the date hereof.]

The Designated Borrower agrees that the address set forth below its name on its signature page hereto shall be its “Address for Notices” for all purposes of the Credit Agreement (including Section 8.13 thereof). The Designated Borrower acknowledges its receipt of the notice of each Lender, provided pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), set forth in Section 8.15 of the Credit Agreement.

To the extent that the Designated Borrower or any of its Property has or hereafter may acquire, in any jurisdiction in which judicial proceedings may at any time be commenced with respect to the Credit Agreement or any other Loan Document, any immunity from jurisdiction, legal proceedings, attachment (whether before or after judgment), execution, judgment or set-off, the Designated Borrower hereby irrevocably agrees not to claim and hereby irrevocably waives such immunity.

STANLEY BLACK & DECKER, INC.

By
Name:
Title:

By
Name:
Title:

[NAME OF DESIGNATED BORROWER]

By
Name:
Title:

Address for Notices:
[ ]
[ ]
[ ]

Attention: [ ]
Telecopier: [ ]
Telephone: [ ]

ACCEPTED AND AGREED:

CITIBANK, N.A., as Administrative Agent

By
Name:
Title:

EXHIBIT G

FORM OF TERMINATION LETTER

[Date]

To Citibank, N.A.,

    as Administrative Agent

1615 Brett Rd.

Building #3

New Castle, DE 19720

Attn: Bank Loan Syndications

Ladies and Gentlemen:

We make reference to the $1,000,000,000 364-Day Credit Agreement dated as of September 12, 2018 (the “Credit Agreement”) among Stanley Black & Decker, Inc. (the “Company”), certain Designated Borrowers (if any), the Lenders party thereto and Citibank, N.A., as Administrative Agent. Terms defined in the Credit Agreement are used herein as defined therein.

The Company hereby terminates the status as a Designated Borrower of [                            ], a corporation incorporated under the laws of [                            ], in accordance with Section 2.14 of the Credit Agreement, effective as of the date of receipt of this notice by the Administrative Agent. The undersigned hereby represents and warrants that all principal and interest on any Advance of the above-referenced Designated Borrower and all other amounts payable by such Designated Borrower pursuant to the Credit Agreement have been paid in full on or prior to the date hereof. Notwithstanding the foregoing, this Termination Letter shall not affect any obligation which by the terms of the Credit Agreement survives termination thereof.

STANLEY BLACK & DECKER, INC.

By
Name:
Title:

By
Name:
Title:

G-1